EXHIBIT 10.1

Share Purchase Agreement

between

Konecranes

and

Columbus McKinnon

dated 30 November 2016

regarding the sale and purchase of STAHL CraneSystems

TABLE OF CONTENTS
Page

TABLE OF CONTENTS.............................................................................	2

List of Exhibits..............................................................................................	6

Index of Defined Terms................................................................................	8

Recitals..........................................................................................................	14

Section 1 Status; Sale and Transfer of the Sold Shares.............................	15

1.1	Current Status......................................................................................... 15

1.2	Sale and Purchase of the Sold Shares.................................................... 16

1.3	Transfer of the Sold Shares..................................................................... 17

1.4	Rights and Obligations Pertaining to the Sold Shares........................... 19

Section 2 Purchase Price..............................................................................	20

2.1	Purchase Price........................................................................................ 20

2.2	Cash; Debt; Working Capital................................................................. 21

2.3	Financing of the STAHL CS Companies............................................... 23

2.4	Payments on the Scheduled Closing Date.............................................. 24

2.5	Adjustment of Estimated Purchase Price............................................... 25

2.6	Mode of Payment; Default; Set-off........................................................ 26

Section 3 Effective Date Accounts...............................................................	27

3.1	Preparation of Effective Date Accounts................................................. 27

3.2	Accounting Principles............................................................................ 28

3.3	Review of Effective Date Accounts....................................................... 28

3.4	Dispute Resolution................................................................................. 29

3.5	Final Amounts........................................................................................ 30

Section 4 Closing...........................................................................................	30

4.1	Place and Time of Closing..................................................................... 30

4.2	Conditions to Closing............................................................................. 31

4.3	Merger Control Proceedings; Other Regulatory Requirements............. 32

4.4	Actions on the Scheduled Closing Date................................................. 33

Section 5 Representations and Warranties of Sellers................................	34

5.1	Existence and Authorization of Sellers.................................................. 35

5.2	Legal Organization of the STAHL CS Companies................................ 36

5.3	Ownership of Shares; Shareholdings..................................................... 36

5.4	Financial Statements.............................................................................. 37

5.5	Title to Assets; Encumbrances............................................................... 38

5.6	Intellectual Property Rights................................................................... 39

5.7	Governmental Permits; Compliance with Laws.................................... 40

5.8	Litigation................................................................................................ 41

5.9	Employee and Labor Matters................................................................. 41

5.10	Material Agreements.............................................................................. 42

5.11	Insurance Coverage................................................................................ 44

5.12	Product Liability..................................................................................... 44

5.13	Finders' Fees........................................................................................... 44

5.14	Conduct of Business since 30 June 2016............................................... 44

5.15	No Other Representations and Warranties............................................. 45
Section 6 Representations and Warranties of Purchaser and

Purchaser's Guarantor .................................................................................	46

6.1	Existence and Authorization of Purchaser, Purchaser's Guarantor and Other

Transferees.......................................................................................................	46

6.2	Finders' Fees........................................................................................... 47

6.3	Financial Capability............................................................................... 47

6.4	Purchase for Investment......................................................................... 48

6.5	Certain Information Related to Merger Control..................................... 48

Section 7 Covenants......................................................................................	48

7.1	Conduct of Business Prior to Closing.................................................... 48

7.2	Access to Information prior to Closing.................................................. 50

7.3	Carve-Out............................................................................................... 51

7.4	Certain Agreements between Sellers' Group and the STAHL CS

Companies......................................................................................................	52

7.5	Release from Guarantees....................................................................... 53

7.6	Resignations........................................................................................... 54

7.7	Use of Certain Marks............................................................................. 54

7.8	Non-Solicitation..................................................................................... 55

7.9	Insurance................................................................................................ 55

7.10	Access to Information and Cooperation after the Closing Date............ 55

7.11	Due Inquiry............................................................................................ 56

7.12	Further Assurances................................................................................. 56

Section 8 Indemnification............................................................................	57

8.1	Indemnification by Seller 1 and Purchaser............................................ 57

8.2	Losses Reflected in Financial Statements; Certain Offsets................... 58

8.3	Disclosed or Known Matters.................................................................. 59

8.4	Thresholds and Aggregate Amounts of Sellers' Liability....................... 60

8.5	Limitation Periods.................................................................................. 61

8.6	Indemnification Procedures................................................................... 62

8.7	Certain Indemnities by Purchaser.......................................................... 64

8.8	Indemnity by Seller 7............................................................................. 65

8.9	W&I Insurance....................................................................................... 66

8.10	No Additional Rights or Remedies........................................................ 67

Section 9 Taxes..............................................................................................	67

9.1	Tax Warranty.......................................................................................... 68

9.2	Tax Indemnity......................................................................................... 68

9.3	Tax Refunds............................................................................................. 71

9.4	Tax Groups............................................................................................. 72

9.5	Cooperation in Tax Matters; Tax Audits and Proceedings..................... 74

9.6	Allowance and Aggregate Amounts of Parties' Liability....................... 76

9.7	Limitation Periods.................................................................................. 76

9.8	Purchase Price Adjustments................................................................... 77

9.9	Miscellaneous......................................................................................... 77

9.10	Exclusivity.............................................................................................. 78

Section 10 Termination................................................................................	78

10.1	Termination Rights................................................................................. 78

10.2	Effects of Termination............................................................................ 79

Section 11 Hold Separate.............................................................................	79

Section 12 Miscellaneous.............................................................................	80

12.1	Notices................................................................................................... 80

12.2	Public Disclosure; Confidentiality......................................................... 81

12.3	Costs and Expenses................................................................................ 81

12.4	Entire Agreement; Amendments and Waivers; Assignments................. 82

12.5	Liability.................................................................................................. 82

12.6	Governing Law; Jurisdiction; Service of Process.................................. 83

12.7	Interpretation; Definitions...................................................................... 83

12.8	Severability............................................................................................. 84

LIST OF EXHIBITS

Exhibit 1.1	Details of share capital and shares issued
Exhibit 1.3(a)	German Transfer Agreement
Exhibit 1.3(b)	Portuguese Transfer Agreement
Exhibit 1.3(c)	French Transfer Agreement
Exhibit 1.3(d)	Spanish Transfer Agreement
Exhibit 1.3(e)	UK Transfer Agreement
Exhibit 1.3(f)	US Transfer Agreement
Exhibit 1.3(g)	Indian Transfer Agreement
Exhibit 1.3(h)	Singapore Transfer Agreement
Exhibit 2.1(b)	Purchase Price Allocation
Exhibit 2.4(c)	Sellers' Bank Account
Exhibit 3.1(a)	Agreed-Upon Procedures
Exhibit 3.2	Reference Financial Statements
Exhibit 5.5(b)	Liens, Pledges, Other Rights and Encumbrances
Exhibit 5.5(c)	List of Real Properties
Exhibit 5.6(a)	List of Patents, Trademarks and Domain Names incl. Fees paid
Exhibit 5.6(d)	Challenges of /Claims against Intellectual Property Rights or Employee Invention Remuneration
Exhibit 5.7(c)	Environmental Matters
Exhibit 5.8	List of Lawsuits or other Proceedings
Exhibit 5.9(a)	Key Employees
Exhibit 5.9(b)	List of material Collective Agreements with Unions, Works Councils etc.
Exhibit 5.9(d)	List of Pension Commitments
Exhibit 5.10(a)	Material Agreements
Exhibit 5.11	List of Material Insurance Policies
Exhibit 5.12	List of Product Liabilities and Recalls
Exhibit 5.14	Exceptions from Ordinary Course of Business since 30 June 2016
Exhibit 7.1(a)	Conduct of Business
Exhibit 7.3(b)	IT Carve-Out Description
Exhibit 7.3(c)	Carve-Out IP to be transferred from Sellers' Group to STAHL CS
Exhibit 7.4(a)	List of Agreements to be terminated between Sellers' Group and STAHL CS Companies
Exhibit 7.4(b)	TSA
Exhibit 7.4(c)	Konecranes Products Supply Agreement

Exhibit 7.4(d)	STAHL CS Products Supply Agreement
Exhibit 7.4(e)	License Agreement
Exhibit 7.4(f)	Back-License Agreement
Exhibit 7.5(a)	List of Sellers' Guarantees
Exhibit 7.6	Resignations of certain Board Members
Exhibit 7.7(b)	Restrictions regarding Use of Name Components STAHL

INDEX OF DEFINED TERMS

Defined Term	Section
Accounting Firm	Section 3.4(a)
Agreed Upon Procedures	Section 3.1
Agreement	Introductory paragraph
BackLicense Agreement	Section 7.4(f)
Beneficiaries	Section 8.7
Business Day	Section 12.7(f)
Carve-Out	Section 7.3
Carve-Out IP	Section 7.3(c)
Cash	Section 2.2(a)
Cash Pools	Section 2.3(a)
Certificate	Section 3.1(a)
Chinese Shares	Section 1.1(i)
Chinese Intra-Group Transfer	Section 1.1
Closing	Section 4.1
Closing Conditions	Section 4.2(a)
Closing Date	Section 4.1
Closing Events	Section 4.4
CM France	Section 1.3(c)
CM Germany	Section 1.3(a)
CM Singapore	Section 1.3(g)
CM Singapore II	Section 1.3(h)
CM Spain	Section 1.3(d)
CM UK	Section 1.3(e)
Commitments	Recitals
Confidentiality Agreement	Section 10.2
Designated Transferee	Section 1.3(i)
Earn-Out Amount	Section 2.1(a)(v)
Effective Date	Section 1.4(b)
Effective Date Accounts	Section 3.1(a)
Enterprise Value	Section 2.1(a)(i)
Estimated Purchase Price	Section 2.4(b)
EU Decision	Recitals
Excess Amount	Section 2.5(a)
Exchange Rates	Section 12.7(g)
Exempted Claims	Section 8.4(a)
E&Y	Section 3.1(a)
Final Purchase Price	Section 2.4(a)
Financial Debt	Section 2.2(b)
French Shares	Section 1.1(c)

French Transfer Agreement	Section 1.3(c)
German Shares	Section 1.1(a)
German Tax Group German Transfer Agreement	Section 9.4(a) Section 1.3(a)
Governmental Permits	Section 5.7(a)
Hedges	Section 2.3(c)
Indemnification Claim	Section 9.2(a)
Indian Shares	Section 1.1(g)
Indian Transfer Agreement	Section 1.3(g)
Insurer	Section 8.9(d)
Intellectual Property	Section 5.6(f)
IT Carve-Out	Section 7.3(b)
Key Employees	Section 5.9(a)
Konecranes	Recitals
Konecranes Products Supply Agreement	Section 7.4(c)
License Agreement	Section 7.4(e)
Losses	Section 8.1(a)(i)
Loss Compensation Receivable	Section 2.2(a)(ii)
Material Agreements	Section 5.10(a)
Monitoring Trustee	Recitals
Other Tax Groups	Section 9.4(b)
Other Transferees	Section 1.3 (h)
Owned Intellectual Property Rights	Section 5.6(a)
Party, Parties	Introductory paragraph
Physical Data Room	Section 8.3(a)(iii)
Portuguese Shares	Section 1.1(b)
Portuguese Transfer Agreement	Section 1.3(b)
Pre-Effective Date Tax Period	Section 9.2(a)
Profit and Loss Transfer Agreement	Section 2.2(a)(ii)
Profit Transfer Payable	Section 2.2(b)(ii)
Purchase Price	Section 2.1(a)
Purchase Price Interest	Section 2.1(a)
Purchase Price Allocation	Section 2.1(b)
Purchaser	Introductory paragraph
Purchaser's Bank Account	Section 2.5(a)
Purchaser's Group	Recitals
Purchaser's Guarantor	Introductory paragraph
Reference Financial Statements	Section 3.2
Reverse Tax Benefit	Section 9.4(e)
Reverse Tax Benefit Claim	Section 9.4(e)
Scheduled Closing Date	Section 4.1
Seller/Sellers	Introductory paragraph
Sellers 1-8	Introductory paragraph
Seller 7 Indian Shares	Section 1.1(g)
Seller 8 Indian Shares	Section 1.1(g)

Sellers' Bank Account	Section 2.4(c)
Sellers' Group	Recitals
Sellers' Guarantees	Section 7.5(a)
Sellers' Guarantor	Introductory paragraph
Sellers' Knowledge	Section 5(a)
Sellers' Marks	Section 7.7(a)
Share Transfer Agreements	Section 1.3
Shortfall	Section 2.5(a)
Signing Date	Introductory paragraph
Singapore Shares	Section 1.1(h)
Singapore Transfer Agreement	Section 1.3(h)
Sold Shares	Section 1.1
Spanish Shares	Section 1.1(d)
Spanish Transfer Agreement	Section 1.3(d)
STAHL CS Affiliates	Recitals, Section 1.1
STAHL CS Business	Recitals
STAHL CS Companies	Recitals
STAHL CS China	Section 1.1(i)
STAHL CS Germany	Recitals
STAHL CS France	Section 1.1(c)
STAHL CS India	Section 1.1(g)
STAHL CS Portugal	Section 1.1(b)
STAHL CS Products Supply Agreement	Section 7.4(d)
STAHL CS Singapore	Section 1.1(h)
STAHL CS Spain	Section 1.1(d)
STAHL CS UK	Section 1.1(e)
STAHL CS US	Section 1.1(f)
STAHL CS UAE	Section 1.1(a)
STAHL CS 2016 EBITDA	Section 2.2(d)(i)
Submission	Section 4.3(f)
Tax	Section 9.2(a)
Tax Benefit	Section 9.2(c)(vi)
Tax Litigation	Section 9.5(e)
Tax Refund	Section 9.3(a)
Tax Returns	Section 9.5(b)
Tax Warranties	Section 9.1
Taxing Authority	Section 9.2(a)
Third Party Claim	Section 8.6(b)
TSA	Section 7.4(b)

UAE Shares	Section 5.3(b)
UK Shares	Section 1.1(e)
UK Transfer Agreement	Section 1.3(e)
Upstream Loans	Section 2.3(b)
US Shares	Section 1.1(f)
US Transfer Agreement	Section 1.3(f)
VAT Vendor Reports	Section 2.1(c) Section 8.3(a)(iv)
Virtual Data Room	Section 8.3(a)(ii)
Warranty/Warranties	Section 5
Weingärtner Claims	Section 8.8
Weingärtner Proceedings	Section 8.8
Working Capital	Section 2.2(c)
W&I Insurance	Section 8.9

This share purchase agreement (the "Agreement") is entered into on this 30 November 2016 (the "Signing Date") by and between

(1)	Konecranes Holding GmbH, a limited liability company incorporated under German law, registered with the commercial register of the local court of Mannheim under HRB 702790 ("Seller 1"), and

(2)	Konecranes Finland Oy, a limited company incorporated under Finnish law, registered with the Finnish Trade Register under Business ID 0950895-1 ("Seller 2"), and

(3)
KCI Holding France S.A., a public limited company incorporated under French law, registered with the trade and companies register (registre de commerce et des sociétés) Chartres under no. B 407 484 690 ("Seller 3"), and

(4)
Konecranes Holding B.V., a private limited liability company incorporated under the laws of the Netherlands, registered with the Netherlands Chamber of Commerce (Kamer van Koophandel) under No. 36049461 ("Seller 4"), and

(5)	KCI Holding UK Limited, a private limited company incorporated under the laws of England and Wales, registered with Companies House under 02911925 ("Seller 5"), and

(6)	KCI Holding USA Inc., a corporation incorporated under the laws of Delaware, USA, ("Seller 6"), and

(7)
Konecranes Finance Oy, a limited company incorporated under Finnish law, registered with the Finnish Trade register under Business ID 0762658-3 ("Seller 7" or "Sellers' Guarantor", depending on the context), and

(8)
KCI Cranes Holding (Singapore) Pte. Ltd., a private limited company incorporated under the laws of Singapore, registered with the Accounting and Corporate Regulatory Authority Singapore under 199305641E ("Seller 8")

each of Seller 1 to Seller 8 is herein referred to as a "Seller" and together the "Sellers", and

(9)	Columbus McKinnon Dutch Holdings 3 B.V., a limited liability company incorporated under the laws of The Netherlands, registered with the Dutch Trade Register under number 55708080 ("Purchaser"), and

(10)
Columbus McKinnon Corporation, a stock corporation incorporated under the laws of the state of New York, United States of America, with its business seat at 205 Crosspoint Parkway, Getzville, New York 14068, United States of America ("Purchaser's Guarantor").

Sellers as well as Purchaser and Purchaser's Guarantor are together referred to herein as the "Parties" or each of them individually a "Party".

RECITALS

1.
    STAHL CraneSystems GmbH ("STAHL CS Germany") and the STAHL CS Affiliates (as defined in Section 1.1, and together with STAHL CS Germany the "STAHL CS Companies") are active in the business for hoist technology, crane components and other material handling equipment (the "STAHL CS Business"). All of the shares in the STAHL CS Companies are indirectly held by Konecranes Plc, Hyvinkää, Finland, a public limited company incorporated under Finnish law ("Konecranes").

2.
By decision of 8 August 2016 (the "EU Decision") the European Commission has cleared the acquisition by Konecranes of the material handling and port solutions business of Terex Corporation (case no. COMP/M.7792) and has made the clearance conditional upon the divestment of the STAHL CS Business by Konecranes, as further detailed in the Commitments submitted by Konecranes to the European Commission (the "Commitments"). In connection with the compliance with the Commitments, Grant Thornton UK LLP, has been appointed as the Monitoring Trustee (the "Monitoring Trustee").

3.
Purchaser is an indirect subsidiary of Purchaser's Guarantor. Purchaser's Guarantor is a leading worldwide designer, manufacturer and marketer of hoists, cranes, actuators, chain, forged attachments, drives, and other material handling products serving a wide variety of commercial and industrial end-user markets.

4.
Each of the Sellers is a direct or indirect subsidiary of Konecranes. Konecranes and all entities affiliated with Konecranes within the meaning of Section 15 of the German Stock Corporation Act (AktG), except for the STAHL CS Companies, are referred to herein as the "Sellers' Group". Purchaser and all entities affiliated with Purchaser within the meaning of Section 15 of the German Stock Corporation Act (AktG) are referred to herein as the "Purchaser's Group".

NOW, THEREFORE, the Parties agree as follows:

Section 1
Status; Sale and Transfer of the Sold Shares

1.1	Current Status
The shares in the STAHL CS Companies are held as follows:

(a)
Seller 1 holds all of the shares (the "German Shares") in STAHL CS Germany consisting of one share with the continuous number (laufende Nummer) 1 and a nominal amount of EUR 6,500,000. Stahl CS Germany holds 100% of the shares in STAHL CraneSystems FZE, United Arabian Emirates ("STAHL CS UAE").

(b)
All of the quota shares (the "Portuguese Shares") in Ferrometal Limitada, Portugal ("STAHL CS Portugal") are held by (i) Seller 2 holding one quota in the nominal amount of EUR 555,000 and (ii) Seller 4 holding one quota in the nominal amount of EUR 170,017.33 and one quota in the nominal amount of EUR 24,982.67.

(c)	Seller 3 holds all of the shares (the "French Shares") in STAHL CraneSystems S.A.S. ("STAHL CS France") consisting of 9,500 shares in the nominal amount of EUR 28.42 each.

(d)	Seller 4 holds all of the shares (the "Spanish Shares") in STAHL CraneSystems S.L., Sociedad Unipersonal, Spain ("STAHL CS Spain") consisting of 3,200 shares in the nominal amount of EUR 1 each.

(e)	Seller 5 holds all of the shares (the "UK Shares") in STAHL CraneSystems Ltd. ("STAHL CS UK") consisting of two shares in the nominal amount of GBP 1 each.

(f)	Seller 6 holds all of the shares (the "US Shares") in STAHL CraneSystems Inc. ("STAHL CS US") consisting of 1,500 shares, all of which are without par value and classified as common stock.

(g)
All of the shares (the "Indian Shares") in STAHL CraneSystems (India) Pvt. Ltd. ("STAHL CS India") consisting of 40,198 shares in the nominal amount of INR 10 each, are held by (i) Seller 7 holding 0.01% of the Indian Shares ("Seller 7 Indian Shares") and (ii) Seller 8 holding 99.99% of the Indian Shares ("Seller 8 Indian Shares").

(h)	Seller 8 holds all of the shares (the "Singapore Shares") in STAHL CraneSystems Pte. Ltd. ("STAHL CS Singapore") consisting of one share in the nominal amount of SGD 1.

(i)	Seller 8 holds all of the shares (the "Chinese Shares") in STAHL CraneSystems (Shanghai) Co. Ltd. ("STAHL CS China").
Seller 8 has already started the preparations for transferring all of the Chinese Shares to STAHL CS Germany (the "Chinese Intra-Group Transfer") for a purchase price of EUR 1 (in words: Euro one), such Chinese Intra-Group Transfer to be completed prior to the Closing Date.

The German Shares, the Portuguese Shares, the French Shares, the Spanish Shares, the UK Shares, the US Shares, the Indian Shares and the Singapore Shares are herein together referred to as the "Sold Shares". STAHL CS Portugal, STAHL CS France, STAHL CS Spain, STAHL CS UK, STAHL CS US, STAHL CS India, STAHL CS Singapore, STAHL CS China and STAHL CS UAE are herein referred to as the "STAHL CS Affiliates".
Details of the share capital and the shares issued by the STAHL CS Companies are set forth in Exhibit 1.1.

1.2	Sale and Purchase of the Sold Shares
With economic effect (mit wirtschaftlicher Wirkung) as of 1 January 2017, 00.00 hours CET, the Sold Shares are hereby sold to Purchaser as follows:

(a)	Seller 1 hereby sells the German Shares to Purchaser;

(b)	Seller 2 and Seller 4 hereby sell their respective portion of the Portuguese Shares as set forth in Section 1.1(b) above to Purchaser;

(c)	Seller 3 sells the French Shares to Purchaser;

(d)	Seller 4 sells the Spanish Shares to Purchaser;

(e)	Seller 5 sells the UK Shares to Purchaser;

(f)	Seller 6 sells the US Shares to Purchaser;

(g)	Seller 7 and Seller 8 hereby sell their respective portion of the Indian Shares as set forth in Section 1.1(g) above to Purchaser;

(h)	Seller 8 sells the Singapore Shares to Purchaser;
and Purchaser hereby accepts such sale of the Sold Shares.

1.3	Transfer of the Sold Shares
On the Scheduled Closing Date (as defined in Section 4.1 below) the Sold Shares shall be transferred by the respective Sellers on the basis of the following documents (together the "Share Transfer Agreements"):

(a)
The German Shares shall be transferred to Columbus McKinnon EMEA GmbH, a limited liability company incorporated under German law, registered with the commercial register of the local court of Wuppertal under HRB 24473, ("CM Germany") on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(a) (the "German Transfer Agreement");

(b)	The Portuguese Shares shall be transferred to CM Germany on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(b) (the "Portuguese Transfer Agreement");

(c)
The French Shares shall be transferred to Columbus McKinnon France S.a.R.L a company incorporated under French law, having its registered office at Zone Industrielle des Forges, 18100 Vierzon, France, registered with the trade and companies register (registre de commerce et des sociétés) under number 339 300 907 RCS Bourges ("CM France") on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(c) (the "French Transfer Agreement");

(d)
The Spanish Shares shall be transferred to Columbus McKinnon Ibérica S.L.U., a company incorporated under Spanish law, registered with the Commercial Registry of Sevilla under volume 3,196, sheet 63 and page SE-43094 ("CM Spain") on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(d) (the "Spanish Transfer Agreement");

(e)
The UK Shares shall be transferred to Columbus McKinnon Corporation Limited, a company incorporated and registered in England and Wales with company number 00598454 ("CM UK") on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(e) (the "UK Transfer Agreement");

(f)	The US Shares shall be transferred to Purchaser's Guarantor on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(f) (the "US Transfer Agreement");

(g)
The Seller 8 Indian Shares shall be transferred to Columbus McKinnon Asia Pacific Pte. Ltd., a company incorporated under the laws of Singapore, registered with the Accounting and Corporate Regulatory Authority of Singapore under company registration number 201223048N ("CM Singapore") and the Seller 7 Indian Shares shall be transferred to Purchaser, each on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(g) (the "Indian Transfer Agreement");

(h)
The Singapore Shares shall be transferred to Columbus McKinnon Singapore Pte. Ltd., a company incorporated under the laws of Singapore, registered with the Accounting and Corporate Regulatory Authority of Singapore under company registration number 201226134C ("CM Singapore II"; CM Germany, CM France, CM Spain, CM UK, CM Singapore and CM Singapore II, together the "Other Transferees") on the basis of a transfer agreement substantially in the form attached hereto as Exhibit 1.3(h) (the "Singapore Transfer Agreement");

The Purchaser

(i)	hereby designates the Purchaser's Guarantor and the Other Transferees (each a "Designated Transferee") as transferees for the respective Sold Shares as set out above in lit. (a) to (h);

(ii)	shall procure that the Other Transferees will enter into the respective Share Transfer Agreements as set out above in lit. (a) to (e) and (g) to (h); and

(iii)
hereby instructs the Sellers to transfer the respective Sold Shares to the respective Designated Transferees as set out above in lit. (a) to (h) and confirms that by doing so Sellers fulfill their obligations as Sellers under Section 1.2, subject to any other obligations under this Agreement;

provided that the Parties shall remain the sole parties to and the only beneficiaries of this Agreement.
In case any of the transfers referred to above requires additional formalities in the respective local jurisdiction (such as registration), the Parties shall procure that such formalities be taken on the Scheduled Closing Date (as defined in Section 4.1 below) or, if not feasible, as soon as reasonably possible thereafter, and the Parties shall treat each other economically as if the transfer had become effective on the Closing Date (as defined in Section 4.1 below).
Except as expressly stated in any of the Share Transfer Agreements or required by mandatory law, all rights of any Party in relation to the Sold Shares (including, in particular, any rights for breach of warranties or covenants) shall be exclusively governed by this Agreement and the Parties hereby waive all statutory rights which they may otherwise have under any law governing the respective Share Transfer Agreement.

1.4	Rights and Obligations Pertaining to the Sold Shares

(a)
    The Sold Shares shall be sold and transferred to Purchaser with all rights and obligations pertaining thereto including the right to receive all profits for the fiscal years beginning after the Effective Date.

(b)	Any profits of the fiscal years ending on or before 31 December 2016, 24:00 hours CET (the "Effective Date") shall be for the account of the respective Seller.

Section 2
Purchase Price

2.1	Purchase Price

(a)	The total purchase price for the Sold Shares (the "Purchase Price") shall be equal to:

(i)	EUR 224,000,000 (in words: Euro two hundred twenty-four million) (the "Enterprise Value);

(ii)	plus an amount equal to the Cash (as defined in Section 2.2(a) below);

(iii)	minus an amount equal to the Financial Debt (as defined in Section 2.2(b) below);

(iv)
plus an amount by which the Working Capital (as defined in Section 2.2(c) below) exceeds the amount of EUR 43,000,000.00 (in words: Euro fourty-three million) or minus any amount by which the Working Capital falls short of the amount of EUR 38,000,000.00 (in words: Euro thirty-eight million);

(v)	plus an amount of up to EUR 6,000,000 (in words: Euro six million) ("Earn-Out Amount") calculated as set forth in Section 2.2(d) below.
The Purchase Price and the Estimated Purchase Price (as defined in Section 2.4(b) below) shall carry interest (the "Purchase Price Interest") at a rate of 8% p.a. from (and including) 1 January 2017 until (and including) the day of payment as per Section 2.4 below.
The Purchase Price Interest shall be calculated on the basis of actual days elapsed divided by 360.

(b)	The Purchase Price and Purchase Price Interest shall be allocated to the respective Sold Shares in proportion to the split in percentage (the "Purchase Price Allocation") as set out in Exhibit 2.1(b).

(c)
    The Purchase Price and Purchase Price Interest is net of any valued added tax and comparable foreign taxes such as goods and services taxes (collectively "VAT"). The Parties assume that the sale and transfer of the Sold Shares is either not subject to VAT or exempt from VAT. No Party shall opt for the payment of VAT. If, contrary to the common understanding of the Parties, VAT should be charged without any of the Sellers exercising any VAT option right it may have, Purchaser shall pay the VAT amount to Sellers in addition to the Purchase Price if and to the extent the Purchaser has received a proper invoice according to Sec. 14, 14a German VAT Act or comparable foreign VAT law from the respective Seller.

2.2	Cash; Debt; Working Capital; Earn-Out Amount
For the purpose of this Agreement, and in each case with respect to the STAHL CS Companies calculated on a consolidated basis as of the Effective Date:

(a)	"Cash" means the aggregate amount (including any accrued interest thereon) of:

(i)
any cash at hand and cash equivalents of the STAHL CS Companies, including cheques, deposits with banks and other financial institutions and with the Sellers' Group (regardless of their term), however, net of outstanding checks for the benefit of third parties and bank overdrafts; and

(ii)
the amount of any claim of (x) STAHL CS Germany for loss compensation (and any interest thereon) arising under the control and profit and loss transfer agreement between Seller 1 and STAHL CS Germany dated 2 November 2006, as amended on 1 December 2014 (the "Profit and Loss Transfer Agreement") and as shown in the audited statutory annual accounts of Stahl CS Germany as of the Effective Date (the "Loss Compensation Receivable"), if any, and/or (y) of STAHL CS France, STAHL CS UK and/or STAHL CS US against any member of Sellers' Group for Tax sharing or Tax allocation in respect of any of the Other Tax Groups (as defined below in Section 9.4(b)) and as shown in the audited annual accounts of Stahl CS France, STAHL CS UK and/or STAHL CS US as of the Effective Date.

(b)	"Financial Debt" means the aggregate amount (including any accrued interest thereon) of

(i)	all debt of the STAHL CS Companies owed to banks, other credit institutions or Sellers' Group; and

(ii)
the amount of any obligation of (x) STAHL CS Germany to transfer its profits (and any interest thereon) under the Profit and Loss Transfer Agreement, as shown in the audited statutory annual accounts of STAHL CS Germany as of the Effective Date (the "Profit Transfer Payable"), if any, and/or (y) of STAHL CS France, STAHL CS UK and/or STAHL CS US towards any member of Sellers' Group for Tax sharing or Tax allocation in respect of any of the Other Tax Groups (as defined below in Section 9.4(b)) and as shown in the audited annual accounts of Stahl CS France, STAHL CS UK and/or STAHL CS US as of the Effective Date.

(c)
"Working Capital" means the aggregate amount of the following items, provided that the references are made to the line items of STAHL CS Companies’ accounts, being part of the Konecranes group accounts as of the Effective Date:

(i)	inventories (reference A 19), plus

(ii)	trade accounts receivables (references A21, A21A, A21X, A22, A22A, A22X, A23) other than trade receivables against other STAHL CS Companies, less

(iii)	trade accounts payables (references L91, L91A, L91X) other than trade payables towards other STAHL CS Companies, less

(iv)	advances received (references L89, L89A, L89X).

(d)	The Earn-Out Amount shall be

(i)
EUR 0 (in words: Euro zero) if the pro forma line item "Operating Income before depreciation" of the STAHL CS Companies as shown in line item P70C in the Effective Date Accounts (the "STAHL CS 2016 EBITDA") is equal to or falls short of EUR 27,500,000 (in words: Euro twenty seven million five hundred thousand);

(ii)	EUR 6,000,000 (in words: Euro six million) if the STAHL CS 2016 EBITDA is equal to or exceeds EUR 29,400,000 (in words: Euro twenty nine million four hundred thousand); or

(iii)
in a range between EUR 0 (in words: Euro zero) and EUR 6,000,000 (in words: Euro six million) determined proportionally in a linear manner based on the actual STAHL CS 2016 EBITDA if the STAHL CS 2016 EBITDA falls between EUR 27,500,000 (in words: Euro twenty seven million five hundred thousand) and EUR 29,400,000 (in words: Euro twenty nine million four hundred thousand);

i.e., for the avoidance of doubt, the Earn-Out Amount will be earned proportionally at a rate of EUR 3.16 for every EUR 1 of STAHL CS 2016 EBITDA which exceeds EUR 27,500,000 (in words: Euro twenty seven million five hundred thousand), up to a maximum Earn-Out Amount of EUR 6,000,000 (in words: Euro six million).

2.3	Financing of the STAHL CS Companies

(a)
The STAHL CS Companies with the exception of STAHL CS India, STAHL CS Portugal, STAHL CS Singapore, STAHL CS Spain and STAHL CS UAE are currently participating in certain cash pools maintained by Sellers' Group (together the "Cash Pools"). Sellers shall procure that such participation in the Cash Pools will be terminated at the latest as of the Effective Date and that all respective balances are fulfilled by such date. In relation to STAHL CS China, any negative cash pool balance of STAHL CS China will be converted prior to the Effective Date into a loan of the respective entity of Sellers’ Group to STAHL CS China in an amount of up to EUR 2,500,000 at an interest rate of 4.35% p.a, which shall be re-payable as soon as reasonably possible after the Closing Date, but no later than six months after the Closing Date, and, the amount at which such loan is outstanding as of the Effective Date will be regarded as Financial Debt.

(b)
STAHL CS Germany has granted certain loans to Seller 7 under various loan agreements (the "Upstream Loans"). Seller 7 shall repay such Upstream Loans including interest accrued with effect as of the Effective Date at the latest. Upon such repayment, all claims of the STAHL CS Companies against the Sellers under the Upstream Loans, whether present or future, actual or contingent, known or unknown, will fully and finally be settled and released against no further consideration.

(c)
Certain foreign exchange risks of STAHL CS Germany are currently hedged through hedging arrangements with Seller 7 (the "Hedges"). Unless otherwise agreed between Seller 7 and Purchaser, Seller 7 shall procure that the Hedges will be closed upon the next maturity date before the Effective Date, and any hedging of the STAHL CS Companies shall no longer be effected through Seller 7 but shall instead be effected by the respective STAHL CS Germany. Any gain or loss resulting from the closure of the Hedges will be booked in the business year 2016.

2.4	Payments on the Scheduled Closing Date

(a)
    If, by the end of the sixth Business Day prior to the Scheduled Closing Date (as defined in Section 4.1 below), the Purchase Price as finally determined in accordance with Section 3 below (the "Final Purchase Price"), has been determined already, such Final Purchase Price plus Purchase Price Interest shall be paid by Purchaser on the Scheduled Closing Date (as defined in Section 4.1 below).

(b)
    In case the Final Purchase Price has not been determined yet by the end of the sixth Business Day prior to the Scheduled Closing Date, Seller 1 shall no later than on the fifth Business Days prior to the Scheduled Closing Date, deliver to Purchaser a good faith estimate of the Purchase Price (the "Estimated Purchase Price") pursuant to Section 2.1(a), and the amount of the Estimated Purchase Price plus Purchase Price Interest shall be paid by Purchaser on the Scheduled Closing Date (as defined in Section 4.1 below).

(c)
The Final Purchase Price as per subparagraph (a) above or the Estimated Purchase Price as per subparagraph (b) above, as the case may be, in each case including the Purchase Price Interest, shall be paid in one aggregate amount to the bank account of Seller 1 ("Sellers' Bank Account") as shown in Exhibit 2.4(c). To the extent the aggregate amount received by Seller 1 in accordance with the preceding sentence is owed to other Sellers in accordance with the Purchase Price Allocation, the respective portions of such aggregate amount shall be received by Seller 1 on behalf of the respective other Sellers, and without undue delay after receipt, shall be paid on by Seller 1 to the respective other Sellers in accordance with the Purchase Price Allocation.

It is hereby clarified that Purchaser shall not be concerned with, nor have any liability whatsoever with respect to any failure by the Seller 1 to apportion the Final Purchase Price or the Estimated Purchase Price, as the case may be, among the Sellers in accordance with the Purchase Price Allocation. For the avoidance of doubt, any and all obligations of the Purchaser with respect to the payment of the Final Purchase Price or the Estimated Purchase Price, as the case may be, are fully satisfied, complied with and settled and the Purchaser shall be fully discharged from any obligation in this regard upon crediting of the Final Purchase Price or the Estimated Purchase Price, as the case may be, to the Sellers' Bank Account.

2.5	Adjustment of Estimated Purchase Price

(a)
    If the Estimated Purchase Price plus Purchase Price Interest has been paid on the Scheduled Closing Date (as defined in Section 4.1 below) in accordance with Section 2.4(b) above and the Final Purchase Price plus Purchase Price Interest exceeds the Estimated Purchase Price plus Purchase Price Interest, an amount equal to the excess amount (the "Excess Amount") shall be paid by Purchaser. The Excess Amount shall be allocated to the respective Sold Shares in accordance with the Purchase Price Allocation and the respective portions shall be paid to the respective Seller shown in Exhibit 2.1(b) to the respective Sellers' Bank Account shown in Exhibit 2.4(c). If the Final Purchase Price plus Purchase Price Interest as finally determined in accordance with Section 3 below, falls short of the Estimated Purchase Price plus Purchase Price Interest, the total amount of the respective shortfall (the "Shortfall") shall be paid by Seller 1 (on behalf of all Sellers) to Purchaser to the following bank account ("Purchaser's Bank Account"):

A/C Name: COLUMBUS MCKINNON DUTCH HOLDING BV3
Currency: EUR
Account No: 41036441
IBAN: GB24CHAS60924241036441
Bank Name: JP Morgan
The Shortfall shall, as between Sellers, be allocated in accordance with the Purchase Price Allocation and to the extent that in accordance with such allocation the Shortfall has been paid by Seller 1 on behalf of any of the other Sellers, Seller 1 shall be reimbursed accordingly by such Sellers.

(b)	Any payment pursuant to subparagraph (a) above shall be made within ten Business Days after the Final Purchase Price has been finally determined in accordance with Section 3.

(c)
    The amount of any adjustment payment to be made under subparagraph (a) above shall bear interest from and including the Closing Date (as defined in Section 4.1 below) up to and excluding the date of payment at a rate of 0.5% p.a. The interest shall be calculated on the basis of actual days elapsed divided by 360.

2.6	Mode of Payment; Default; Set-off

(a)
    Any payments to be made under this Agreement shall be made by irrevocable wire transfer of immediately available funds in EUR, unless any other currency for the respective payment is set forth in Exhibit 2.1(b) in which case the Exchange Rate (as defined in Section 12.7(g) below) on the day preceding the payment date shall be used to convert the relevant amount in EUR into the respective amount in the other currency. Any such payment shall be deemed to have been made upon the later of (i) the irrevocable and unconditional crediting of the amount payable (without deduction of any costs or charges, other than those of the recipient's bank) to the relevant bank account and (ii) the value date as of which such amount has been credited to such account (Wertstellungsdatum).

(b)
    If any Party fails to make any payment on the relevant due date, the respective other Party may claim interest thereon at a rate of 8% per annum as from the due date to the date of payment, without prejudice to the respective Party's right to claim higher interest and additional damages for default (Verzug) in accordance with applicable law.

(c)	No Party shall be entitled to exercise any right of set-off or retention right with respect to its payment obligations pursuant to this Section 2.

Section 3
Effective Date Accounts

3.1	Preparation of Effective Date Accounts

(a)
    As promptly as practicable, but in no case later than 45 Business Days after the Effective Date, Seller 1 shall prepare, or cause to be prepared, and deliver to Purchaser (i) the consolidated pro forma financial statements (balance sheet and profit & loss statement) of the STAHL CS Companies as of the Effective Date (containing, inter alia, (x) the Loss Compensation Receivable or the Profit Transfer Payable, as the case may be, in each case as shown in the audited statutory annual accounts of STAHL CS Germany as of the Effective Date and (y) any claim or obligation of STAHL CS France, STAHL CS UK and/or STAHL CS US against or towards any member of Sellers' Group for Tax sharing or Tax allocation in respect of any of the Other Tax Groups (as defined below in Section 9.4(b)) and as shown in the audited annual accounts of Stahl CS France, STAHL CS UK and/or STAHL CS US, as the case may be, as of the Effective Date) (the "Effective Date Accounts"), as verified by Ernst & Young Oy, Finland ("E&Y") in accordance with agreed-upon procedures attached hereto as Exhibit 3.1 (a) (the "Agreed-Upon Procedures"), and (ii) a certificate (the "Certificate") setting forth Seller 1's calculation of the Cash, the Financial Debt, the Working Capital, the Earn-Out Amount and the Final Purchase Price.

(b)
    If the Closing Date (as defined in Section 4.1 below) occurs before the Effective Date Accounts have been delivered to Purchaser as per subparagraph (a) above, Purchaser shall cooperate and assist, and shall cause the STAHL CS Companies to cooperate and assist, Seller 1 and its representatives in the preparation of the documents referred to in subparagraph (a) above. Such cooperation and assistance shall include, without limitation, providing reasonable access during normal business hours to the books and records, premises, directors, officers and employees of the STAHL CS Companies and the preparation or compilation and making available of any financial data or other information (including drafts of financial statements or annual accounts or portions thereof) deemed necessary by Seller 1 or its representatives in connection with the preparation of the documents referred to in subparagraph (a).

3.2	Accounting Principles
The Effective Date Accounts shall be prepared in accordance with the principles used in the preparation of the consolidated pro forma accounts of the STAHL CS Companies as of 30 June 2016, which are attached hereto as Exhibit 3.2 (the "Reference Financial Statements") and which have been verified by E&Y in accordance with the Agreed-Upon Procedures. Notwithstanding the above, the specific principles and methodology set forth in the Konecranes Accounting Manual referred to in the Reference Financial Statements shall apply.
For the avoidance of doubt, the audited statutory annual accounts of STAHL CS Germany as of the Effective Date shall be prepared in accordance with the German Generally Accepted Accounting Principles.

3.3	Review of Effective Date Accounts
If Purchaser believes that the Effective Date Accounts have not been prepared in accordance with the principles set forth in Section 3.2 above or Seller 1's calculation of any item or amount contained in the Certificate (in each case, as delivered by Seller 1 pursuant to Section 3.1) does not comply with Sections 2.2 and 3.2 above, Purchaser may, within 45 Business Days after delivery of the documents referred to in Section 3.1 above, notify Seller 1 thereof in writing, setting forth all relevant items, amounts and calculations contained or reflected in the Effective Date Accounts and the Certificate (as delivered by Seller 1) as to which Purchaser disagrees and the adjustments thereto which Purchaser believes should be made. Any such notice of disagreement shall specify, in reasonable detail, the reasons for Purchaser's disagreement in respect of each such item, amount or calculation, supported by reasonable evidence (to the extent available to Purchaser). Purchaser shall be deemed to have agreed to all other items, amounts and calculations contained in the Effective Date Accounts and the Certificate delivered by Seller 1 pursuant to Section 3.1 above and such other items, amounts and calculations shall become final and binding on the Parties.

3.4	Dispute Resolution

(a)
    If Purchaser has duly delivered a notice of disagreement in accordance with Section 3.3 above, the Parties shall, during the 30 Business Days period following such delivery (or any other period of time mutually agreed upon between Seller 1 and Purchaser), use all reasonable efforts to reach an agreement on the disputed items, amounts or calculations. If and to the extent that, during such period, Seller 1 and Purchaser are unable to reach such agreement, the matter shall be referred to an independent accounting firm to be agreed upon by Seller 1 and Purchaser (the "Accounting Firm"). If Seller 1 and Purchaser cannot mutually agree upon the Accounting Firm within two weeks following the 30 Business Days' period referred to in this Section 3.4(a) above, the Accounting Firm shall be determined, upon request of Seller 1 or Purchaser, by the chairman of the executive board (Sprecher des Vorstands) of the Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf, Germany.

(b)
    The Accounting Firm, acting as an expert (Schiedsgutachter) and not as an arbitrator, shall, based on the provisions and principles set forth or referred to in Section 2.2 and Section 3.2, but only with respect to the remaining differences submitted to it and within the scope of the amounts determined by Seller 1 and Purchaser in respect of each item, decide whether and to what extent the Effective Date Accounts or the Certificate require adjustment.

(c)	The Accounting Firm shall be instructed in the terms of its engagement

(i)	to conduct the proceedings in a fair and impartial manner and to give Seller 1 and Purchaser the opportunity to present their arguments in writing and in at least one hearing; and

(ii)
to deliver its written opinion (including reasons for the Accounting Firm's decision on each disputed item and a revised version of the Effective Date Accounts and the Certificate) to Seller 1 and Purchaser no later than two months after the dispute has been referred to it or within any other period of time mutually agreed upon between Seller 1 and Purchaser and the Accounting Firm.

(d)
The decision of the Accounting Firm shall be conclusive and binding on the Parties and not be subject to any appeal (within the limits set forth in Sec. 319 of the German Civil Code (BGB)). The fees and disbursements of the Accounting Firm shall be allocated by the Accounting Firm between Seller 1 and Purchaser in proportion to their respective success and defeat.

(e)
Purchaser and Seller 1 shall reasonably cooperate with and assist, and Purchaser shall cause the STAHL CS Companies to reasonably cooperate with and assist, the Accounting Firm in the conduct of its review. Such cooperation and assistance shall include, without limitation, the making available of all relevant books and records of the STAHL CS Companies, any supporting documentation relating to the Effective Date Accounts, the work papers of Purchaser's and Sellers' respective accountants and any other relevant information relating to the STAHL CS Companies, as requested by the Accounting Firm.

3.5	Final Amounts
The (final) Cash, Financial Debt, Working Capital, Earn-Out Amount as well as the Final Purchase Price shall be (i) those amounts as shown in the Certificate delivered by Seller 1 pursuant to Section 3.1, if and to the extent that no notice of disagreement is duly delivered within the period of 45 Business Days pursuant to Section 3.3, or (ii) otherwise those amounts as agreed by Purchaser and Seller 1 or, in the absence of such agreement, as determined by the Accounting Firm pursuant to Section 3.4.
Section 4
Closing

4.1	Place and Time of Closing
The consummation of the transactions contemplated by this Agreement as set forth in Section 4.4 below (the "Closing") shall take place at the offices of DLA Piper UK LLP in Hamburg, Germany, and any other place as the Parties may mutually agree upon, at 9:00 a.m. CET on the last Business Day of the month in which the Closing Conditions (as defined in Section 4.2(a) below) are met (the "Scheduled Closing Date"), but not earlier than 31 January 2017. If the Closing Conditions are met on a day later than on the sixth Business Day prior to the last Business Day of a month, the Scheduled Closing Date shall be, and the Closing shall take place on, the last Business Day of the following month, or at any other time or place as the Parties may mutually agree upon, provided that, if the Closing Conditions are met on a day later than on the sixth Business Day prior to 31 March 2017 and no later than on the second Business Day prior to 30 April 2017, then the Scheduled Closing Date shall be the last Business Day prior to 30 April 2017. The date on which the Closing is completed is referred to herein as the "Closing Date".

4.2	Conditions to Closing

(a)	The obligations of Purchaser and Sellers to consummate the Closing are subject to the satisfaction of all of the following conditions precedent ("Closing Conditions"):

(i)	The European Commission has approved (x) the Purchaser and (y) the terms of this Agreement as being consistent with the Commitments.

(ii)
The German Cartel Office (Bundeskartellamt) shall have confirmed the lack of a filing requirement under the German Act Against Restraints on Competition (Gesetz gegen Wettbewerbsbeschränkungen); or the German Cartel Office (Bundeskartellamt) shall have approved the transactions contemplated in this Agreement; or the transactions shall be deemed to have been approved due to the expiry of the relevant waiting periods.

(iii)	The acquisition by Konecranes of the material handling and port solution business of Terex Corporation has been closed.

(iv)	No enforceable judgment, injunction, order or other decision by any court or governmental authority shall have prohibited the consummation of the Closing.

(b)
    To the extent permitted by applicable law, the Closing Conditions set forth in Sections 4.2(a)(i) through 4.2(a)(iv) above can only be waived by Sellers and Purchaser jointly. All Closing Conditions shall be deemed to be waived upon completion of the Closing (as set forth in Section 4.1 above and Section 4.4 below).

4.3	Merger Control Proceedings; Other Regulatory Requirements

(a)
    The Parties agree that any filings necessary in connection with any merger control clearance referred to in Section 4.2(a)(ii) above and any other filings with, or notifications to, any governmental authority required in connection with this Agreement will be made without undue delay after the Signing Date or, with respect to any such filings or notifications required to be made after the Closing, after the Closing Date. Any filings or notifications shall be made by Purchaser on behalf of all parties involved (except to the extent not permitted under applicable law), provided that such filing shall require the prior written consent of Seller 1. Any merger control filings or draft filings where appropriate shall be made no later than 2 Business Days following the fulfilment of the Closing Condition set forth in Section 4.2(a)(i) above.

(b)
    In order to obtain all requisite approvals for the transactions contemplated by this Agreement under merger control laws, Purchaser and Seller 1 shall reasonably cooperate in all respects with each other in the preparation of any filing or notification and in connection with any submission, investigation or inquiry, supply to any competent authority as promptly as practicable any additional information requested pursuant to any applicable law and take all other procedural actions required in order to obtain any necessary clearance or to cause any applicable waiting periods to commence and expire. In connection with any such proceeding, Purchaser and Seller 1 shall (i) promptly provide each other with copies of any written communication (or written summaries of any non-written communication), (ii) contact, or communicate with, any competent authority only after consultation with the other party, (iii) promptly inform each other in advance of the time and place of any meetings and conferences with the competent authorities and (iv) give each other and their respective advisors the opportunity to participate in all such meetings or conferences.

(c)
    Purchaser shall offer, consent to, and comply with, any obligations or conditions (Auflagen und Bedingungen), commitments (Zusagen) or other agreements required by any competent merger control authority in connection with the clearance of the transactions contemplated hereby.

(d)
    With respect to the Closing Conditions set forth in 4.2(a)(i) and 4.2(a)(ii) above, subject to Section 4.3(c) above, if the consummation of the Closing is prohibited by any governmental authority or court or any administrative or judicial action or proceeding is instituted challenging any transaction contemplated by this Agreement as violative of any applicable merger control law, none of the Parties shall be under an obligation to contest such decision.

(e)
    For the avoidance of doubt, Purchaser may not request any adjustment of the Purchase Price or other amendment to this Agreement or withhold any portion of the Purchase Price as a result of any divestiture or other action pursuant to this Section 4.3.

(f)
Seller 1 shall procure that the fully documented and reasoned proposal seeking approval in the meaning of Section 4.2(a)(i) above ("Submission") is submitted to the European Commission no later than one week after the Signing Date. The Submission shall be made in coordination with Purchaser. Purchaser shall, upon request by the European Commission, the Monitoring Trustee or Seller 1, promptly supply to the European Commission or the Monitoring Trustee, as the case may be, all documents, data and other information requested in connection with the Submission. For the avoidance of doubt, Section 4.3(b) shall also apply with respect to the Submission. Each Party shall agree to enter into any amendment to this Agreement which is proposed or requested by the European Commission in connection with the approval applied for with the Submission. With respect to the Closing Conditions set forth in Section 4.2(a)(i), if the European Commission does not grant its approval pursuant to Section 4.2(a)(i), none of the Parties shall be under an obligation to contest such decision.

4.4	Actions on the Scheduled Closing Date
On the Scheduled Closing Date, the Parties shall take, or cause to be taken, the following actions (herein "Closing Events"), which shall be taken simultaneously (Zug um Zug):

(a)	execution by the respective Sellers and Designated Transferees of the Share Transfer Agreements in accordance with Section 1.3 above;

(b)	payment by Purchaser of the Final Purchase Price or the Estimated Purchase Price, as the case may be, in accordance with Sections 2.4 and 2.6 above plus the Purchase Price Interest;

(c)
delivery by Sellers of evidence satisfactory to Purchaser that the measures referred to in Section 7.3 below (carve-out) have been carried out or, to the extent not yet carried out, execution of such measures;

(d)
delivery by Sellers of evidence satisfactory to Purchaser that the measures referred to in Sections 2.3(a), 2.3(b) and Section 2.3(c) have been carried out or, to the extent not yet carried out, execution of such measures (it being understood that in relation to Section 2.3(c), a written confirmation by the Sellers' Guarantor shall be sufficient as evidence);

(e)
    entering into the agreements referred to in Section 7.4 below, by the relevant STAHL CS Companies and the relevant members of Sellers' Group, to the extent that such agreements have not been executed prior to the Closing Date already;

(f)	delivery by Purchaser of (i) evidence satisfactory to Seller 1 that all Sellers' Guarantees have been released or (ii) of a corporate guarantee, in each case in accordance with Section 7.5 below; and

(g)	delivery by Sellers of the resignation letters, effective at or prior to the Closing Date, referred to in Section 7.6 below.
Following completion of the Closing Events, Sellers and Purchaser shall execute a closing protocol evidencing that the Closing has occurred in a proper manner.

Section 5
Representations and Warranties of Sellers
Each Seller hereby represents and warrants to Purchaser in the form of independent undertakings (Sec. 311 (1) of the German Civil Code – BGB) that the statements set forth in this Section 5 are true and correct as of the Signing Date, except that (i) representations which are expressly made as of any specific dates shall be true and correct only as of such dates (i.e. a representation expressly made as of the Singing Date and the Closing Date, shall be true and correct as of the Signing Date and the Closing Date) and (ii) being understood that representations which are subject to Sellers' Knowledge (as defined below) shall be true and correct only as of the Signing Date (the "Warranties", each a "Warranty"). Each Seller (other than the Sellers' Guarantor, which (i) represents matters described in Section 5 with respect to (x) itself, the Sold Shares held by itself and the STAHL CS Company owned by it, as well as (y) all other Sellers, the Sold Shares held by the other Sellers and the STAHL CS Companies owned by the other Sellers and (ii) shall be liable in accordance with Section 12.5) represents matters described in Section 5 solely with respect to itself, the Sold Shares held by itself and the STAHL CS Company owned by the respective Seller. The scope and content of each Warranty of Sellers contained in this Section 5 as well as Sellers' liability arising thereunder shall be exclusively defined by the provisions of this Agreement (in particular Section 8 below and the limitations on Purchaser's rights and remedies set forth therein), which shall be an integral part of the respective Warranties, and no Warranty of Seller shall be construed as a guarantee (Garantie für die Beschaffenheit oder Haltbarkeit der Sache) within the meaning of Secs. 443 and 444 of the German Civil Code (BGB). None of the Warranties contained in this Section 5 shall apply with respect to any Tax matters as to which exclusively the provisions contained in Section 9 shall apply.

For the purpose of this Section 5 and any other provisions contained in this Agreement,

(a)	"Sellers' Knowledge" means the actual knowledge (tatsächliches Wissen), as of the Signing Date, of Juha Vanhanen and Kari Utriainen after due inquiry with Dr. Thomas Peukert and Werner Wagner;

(b)	the disclosure of any matter in this Agreement (including any Exhibit thereto) shall be deemed to be a disclosure for the purpose of any representation or warranty contained herein; and

(c)
any reference to Euros (EUR) contained in any Warranty in the context of any disclosure thresholds shall include the equivalent in any foreign currency at the Exchange Rates (as defined in Section 12.7 (g) below).

5.1	Existence and Authorization of Sellers

(a)	As of the Signing Date and the Closing Date, Sellers are duly incorporated and validly existing under the respective law of registration.

(b)
As of the Signing Date and the Closing Date, the execution and performance by Sellers of this Agreement are within Sellers' corporate powers, do not violate the articles of association or by-laws of the respective Seller and have been duly authorized by all necessary corporate action on the part of the respective Seller.

(c)
    As of the Signing Date, there is no lawsuit, investigation or proceeding pending or threatened in writing against any Seller before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

5.2	Legal Organization of the STAHL CS Companies

(a)
    As of the Signing Date and the Closing Date, each STAHL CS Company is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has all corporate powers to conduct its business as presently conducted.

(b)
    All STAHL CS Companies and their respective jurisdictions of incorporation are identified in Exhibit 1.1. No STAHL CS Company holds any material interest in any company or other entity other than set forth in Exhibit 1.1.

(c)
    As of the Signing Date and the Closing Date, except, up to the Effective Date, for the Profit and Loss Transfer Agreement, no STAHL CS Company is a party to any agreement which would permit any third party (other than any STAHL CS Company) to control such STAHL CS Company or obligate it to transfer its profits to any such third party.

(d)
    As of the Signing Date and the Closing Date, no bankruptcy, insolvency, liquidation or other proceedings with a similar economic effect are pending with respect to any STAHL CS Company, and, to Sellers' Knowledge, (i) no filing for any such proceeding has been made and (ii) no STAHL CS Company is required under the laws of its incorporation to file for any such proceeding.

5.3	Ownership of Shares; Shareholdings

(a)	As of the Signing Date and the Closing Date, the statements made in Section 1.1 are true and correct.

(b)
    As of the Signing Date and the Closing Date, the following is correct: The Sold Shares are owned by the respective Seller, the shares in STAHL CS UAE (the "UAE Shares") are owned by STAHL CS Germany and, the Chinese Shares, as of the Signing Date are owned by Seller 8 and, as of the Closing Date, the Chinese Shares are owned by STAHL CS Germany. The Sold Shares and the UAE Shares are free and clear of any liens, encumbrances or other rights of third parties. There are no pre-emptive rights, rights of first refusal, options or other rights of any third party to purchase or acquire any of the Sold Shares or the UAE Shares or the Chinese Shares, in each case except for rights provided under statutory law or under the articles of association disclosed in the Data Room. The Sold Shares, the UAE Shares and the Chinese Shares are not subject to any trust arrangements (Treuhandverhältnis), silent partnerships (stille Beteiligung), sub-participations (Unterbeteiligung) or similar arrangements. No agreements or other rights exist on the basis of which a third party may or may in the future have the right to acquire any shares in any of the STAHL CS Companies.

(c)
    As of the Signing Date and the Closing Date, the payments on the Sold Shares,the UAE Shares and the Chinese Shares (Leistungen der Einlagen) were fully made and have not been repaid, neither in full nor in part, and, in relation to STAHL CS Germany, there are no obligations to make further contributions (keine Nachschusspflichten).

(d)
None of the STAHL CS Companies is subject to any liability (whether actual or contingent) arising from or in connection with any M&A activity (i.e. acquisitions or disposals of any legal entities or any business (Betrieb) or parts thereof (Betriebsteile)), that have been executed since 1 January 2007.

5.4	Financial Statements
The Reference Financial Statements (as verified by E&Y in accordance with the Agreed-Upon Procedures and delivered to Purchaser prior to the Signing Date) have been prepared, based on the facts known by the management of the STAHL CS Companies as of the date of preparation (Zeitpunkt der Aufstellung) and excluding any events subsequent to the date of preparation (ohne Berücksichtigung wertaufhellender Tatsachen) as they have been consolidated in the consolidated Konecranes group financial statements prepared in accordance with International Financial Reporting Standards (IFRS), and such consolidation has been made on a basis consistent with those standards used in the preparation of the relevant pro forma financial statements as of 31 December 2015 (unless otherwise disclosed in the notes to the Reference Financial Statements) and in accordance with the specific principles and methodology set forth in the Konecranes Accounting Manual referred to in the Reference Financial Statements.

5.5	Title to Assets; Encumbrances

(a)
    The STAHL CS Companies are the legal and beneficial owner of the real property and other tangible fixed assets which are reflected in the Reference Financial Statements and are material for the STAHL CS Business, taken as a whole, except for properties and assets disposed of since 30 June 2016 in the ordinary course of business.

(b)
    The assets owned by the STAHL CS Companies and referred to in subparagraph (a) above are free and clear of any liens, pledges, mortgages, charges or other security interests or encumbrances in favour of any third party, except for (i) retention of title rights, liens, pledges or other security rights in favour of suppliers, mechanics, workmen, carriers and the like, (ii) security rights granted to banks and other financial institutions over cash and other assets deposited with such banks or financial institutions, (iii) encumbrances or rights of third parties created under applicable law (including pledges and other security rights in favour of Tax authorities or other governmental entities), (iv) easements and similar rights in real property granted or created in the ordinary course of business, (v) other rights or encumbrances (except for any security rights in respect of financial debt) which do not materially impair any STAHL CS Company's ability to conduct its business as conducted on the Signing Date and (vi) the liens, pledges, other rights and encumbrances set forth in the Exhibit 5.5(b), in each case of (i) through (v) above, to the Sellers' Knowledge, granted, incurred or otherwise having come into existence in the ordinary course of business of the STAHL CS Companies.

(c)
Exhibit 5.5(c) contains a true and complete list of all real properties owned, leased or occupied by the STAHL CS Companies which are used for production purposes or are otherwise material for the business of the STAHL CS Companies taken as a whole as conducted on the Signing Date.

(d)
    Except for the assets to be transferred to the STAHL CS Companies as part of the Carve-Out and except for assets the use of which is to be licensed to the STAHL CS Companies under the License Agreement or provided for in any other form in this Agreement, no member of Sellers' Group owns any material assets (whether tangible or intangible) which are necessary for the conduct of the STAHL CS Business taken as a whole as conducted on the Signing Date (disregarding the transactions contemplated by this Agreement or any intentions of Purchaser).

5.6	Intellectual Property Rights

(a)
    Exhibit 5.6(a) contains a list of patents, trademarks and domain names which are already owned by any of the STAHL CS Companies and are material for the business of the STAHL CS Companies (taken as a whole), as presently conducted (the "Owned Intellectual Property Rights"), specifying as to each, as applicable: (i) the nature of such Owned Intellectual Property Right, (ii) the registered owner of such Owned Intellectual Property Right and (iii) the jurisdictions in which such Owned Intellectual Property Right has been registered, or in which an application for such issuance or registration has been filed, and the registration or application numbers.

(b)
The STAHL CS Companies are the sole owners of the Owned Intellectual Property Rights and these rights are not subject to any pledges or other security rights of any third party. No STAHL CS Company has granted an exclusive licence with respect to any Owned Intellectual Property Right to any third party (other than any STAHL CS Company).

(c)
    Except as set forth in the Exhibit 5.6(a), to Sellers' Knowledge, all registration fees have been paid and all renewal applications have been filed, to the extent necessary to validly maintain all registrations with any regulatory authorities with respect to the Owned Intellectual Property Rights.

(d)
Except as set forth in the Exhibit 5.6(d), (i) none of the Owned Intellectual Property Rights is subject to any outstanding judgement, injunction, order or decree issued against any STAHL CS Company which materially restricts the use thereof by it and (ii) to Sellers' Knowledge, no third party has challenged in writing any Owned Intellectual Property Right or his/her employee remuneration for certain inventions (Arbeitnehmererfindungsvergütung).

(e)
The Warranties in Sections 5.6(b) to 5.6(d) above shall apply to the Carve-Out IP mutatis mutandis (entsprechend) with the understanding that re-registration and (in some jurisdictions) other acts for the perfection of title by STAHL CS Germany still need to be completed as per Section 7.3(c) below.

(f)
As of the Closing Date, the STAHL CS Companies will be the legal and beneficial owner (free of any encumbrances and obligations to transfer or create any encumbrances) or have the unrestricted right to use as a licensee all Intellectual Property necessary for any STAHL CS Company to conduct its business as currently conducted and as conducted on the Closing Date.

"Intellectual Property" for purposes of this clause 5.6(f) means any and all intellectual property rights and similar rights, regardless of whether registered in a public register or whether registrable, as well as - where appropriate - any applications with respect to such rights, including, without limitation, patents, trade-marks, utility models, trade secrets, design patents, domain names and copyrights.

5.7	Governmental Permits; Compliance with Laws

(a)
    To the Sellers' Knowledge, (i) the STAHL CS Companies have all material governmental permits, authorizations and have given all notifications and hold all certificates which are required by them in order to operate the STAHL CS Business taken as a whole as conducted on the Signing Date (the "Governmental Permits") and (ii) no Governmental Permit has been cancelled or revoked towards any STAHL CS Company by any competent authority nor has any STAHL CS Company received any written notice by any such authority that it intends to cancel or revoke any Governmental Permit.

(b)
    To Sellers' Knowledge, no STAHL CS Company is presently or has been since 1 January 2006 in violation of any (i) antitrust and competition laws in relation to horizontal restrictions, (ii) anti-bribery and anti-money-laundering laws, (iii) foreign trade laws, (iv) any privacy and data protection laws, or (v) any Governmental Permit, in each case as in effect, enforced and interpreted on the Signing Date in the jurisdiction of registration of the respective STAHL CS Company, provided that any such violation would materially affect the STAHL CS Business taken as a whole as conducted by the STAHL CS Companies on the Signing Date. As of the Signing Date, no STAHL CS Company has received any written notice of, and, to Sellers' Knowledge, no STAHL CS Company is under investigation with respect to any such violation.

(c)
To Sellers' Knowledge, except for the matters disclosed in the Exhibit 5.7(c) or in the phase 1 environmental report dated 15 November 2005, prepared by ENVIRON Germany GmbH and the phase 2 environmental report dated 12 December 2005, prepared by CDM Consult GmbH (as both made available to Purchaser prior to the Signing Date), the properties owned or used by the STAHL CS Companies on the Signing Date are free from any material contamination or pollution which has been caused by any business activity of a STAHL CS Company since 1 January 2006 in violation of any environmental law and requires, under any environmental law or under any enforceable decision by any court or governmental authority, any clean-up or containment measures requiring a capital expenditure exceeding EUR 500,000.

5.8	Litigation
Except as disclosed in the Exhibit 5.8, as of the Signing Date, no lawsuit or other proceeding is pending against any STAHL CS Company (as defendant) before any state court, arbitrator or governmental authority involving an amount in excess of EUR 100,000 (excluding costs and fees) and no such lawsuit or proceeding has been threatened against any STAHL CS Company in writing.

5.9	Employee and Labor Matters

(a)
    Exhibit 5.9(a) sets forth a true and complete list of key employees of the STAHL CS Companies (including those who are defined as "Key Personnel" in the Commitments, together the "Key Employees"). To Sellers' Knowledge, none of the Key Employees has given written notice of termination of his or her employment. Except as disclosed in the Exhibit 5.9(a), no STAHL CS Company has promised to any employee any payment or benefit which will become payable or arise directly as a result of the transactions contemplated by this Agreement (other than compensation for extra workload and the like). None of the Key Employees have any termination right or other right under their respective employment which arise directly as a result of the transactions contemplated by this Agreement (other than compensation for extra workload and the like).

(b)
    Exhibit 5.9(b) contains a true and correct list of all material collective agreements with unions, worker's councils or similar organizations to which any of the STAHL CS Companies is bound. True and complete copies of such agreements have been disclosed to Purchaser prior to the Signing Date.

(c)
    To Sellers' Knowledge, no STAHL CS Company is experiencing (i) any strike or lockout of its employees, (ii) any lawsuit or dispute with any union, workers' council or other body of employee representatives or (iii) any individual litigation with a value in excess of EUR 10,000 pending before any court, governmental authority or arbitrator (including any proceedings pending before any conciliation committee (Einigungsstellenverfahren)).

(d)	No STAHL CS Company has made any pension commitment (other than any defined contribution schemes) to any of its current or former employees, except for any commitments listed in Exhibit 5.9(d).

(e)	All old age part-time agreements in relation to the STAHL CS Companies are compliant with legally required insolvency insurance.

5.10	Material Agreements

(a)
Except for the agreements listed in Exhibit 5.10(a) lit (1) to (8) and any other agreements fulfilling the below criteria and being disclosed in any Exhibit to this Agreement (the "Material Agreements") none of the STAHL CS Companies is a party to any of the following written agreements:

(1)
agreements relating to the acquisition or sale of interests in other companies or real estate, entered into since 1 January 2014 and providing, individually, for a consideration of EUR 5,000,000 or more;

(2)	joint venture, partnership or shareholder agreements relating to the conduct of a material part of the STAHL CS Business (taken as a whole), as currently conducted;

(3)	rental and lease agreements relating to real estate currently owned or used by any STAHL CS Company which, individually, provide for annual payments of EUR 500,000 or more;

(4)
loan agreements (other than relating to any intercompany debt towards any STAHL CS Company or member of Sellers' Group referred to in Section 2.3 above), bonds (Anleihen) or debentures (Schuldverschreibungen) involving, individually, an outstanding indebtedness of the respective STAHL CS Company of EUR 500,000 or more; financial leases (Finanzierungsleasingverträge), or contracts relating to swaps, futures, options or derivatives involving, individually, outstanding obligations or liabilities of EUR 500,000 or more;

(5)
any guarantees, indemnities and suretyships issued by any of the STAHL CS Companies for any debt of any third party (other than any STAHL CS Company) exceeding, in the aggregate, an outstanding amount of EUR 500,000;

(6)
agreements (excluding customary territorial restrictions in supplier or reseller agreements) that materially limit the freedom of the STAHL CS Companies to compete in any line of business or with any third party;

(7)
frame or master agreements with the ten major suppliers and ten major customers (in each case in terms of turnover for the fiscal year 2015 and the first three quarters of the fiscal year 2016 and excluding any agreements with entities of the Sellers' Group which will no longer be applicable to any STAHL CS Company as from the Closing Date) of the STAHL CS Business (taken as a whole);

(8)
agreements with any other member of Sellers' Group which will continue after the Closing Date / Effective Date other than the agreements referred to in Section 7.4 or entered into in the ordinary course of business.

(b)
    To Sellers' Knowledge, (i) no written notice of termination has been given with respect to any Material Agreement and (ii) neither any STAHL CS Company nor any third party to any Material Agreement is in material default or material breach under any such agreement.

5.11	Insurance Coverage
Exhibit 5.11 contains a true and complete list of all material insurance policies relating to the assets, business or operations of the STAHL CS Companies, indicating any policies which will terminate as a result of the consummation of the transactions contemplated by this Agreement. All policies listed in Exhibit 5.11 are, as of the date hereof, valid and in full force and all premiums due thereunder have been duly paid. To Sellers' Knowledge there are no circumstances due to which any such insurance policy might be invalid or challengeable (anfechtbar).

5.12	Product Liability
Except as disclosed in Exhibit 5.12, to Sellers' Knowledge, since 1 January 2014

(a)	no product liability claims have been asserted or are being asserted/pending against any STAHL CS Company; and

(b)	no STAHL CS Company has received any written order from any governmental authority to recall any of the products manufactured and delivered by it.

5.13	Finders' Fees
No STAHL CS Company has any obligation or liability to pay any fee or commission to any broker, finder or agent with respect to this Agreement and the consummation of the transactions contemplated hereby.

5.14	Conduct of Business since 30 June 2016
Except for any transactions contemplated by or any facts or events disclosed in Exhibit 5.14 or disclosed in any other Exhibit to this Agreement, in the period between 30 June 2016 and the Signing Date, (i) the business of the STAHL CS Companies has been carried out in the ordinary course and in accordance with past practice (it being understood that the Sellers shall not be liable for a breach of this item (i), if and to the extent the respective Seller could not have had knowledge of the respective transaction or event outside of the ordinary course, as a direct consequence of the hold separate obligations under the Commitments) and, (ii) in particular, there has not been:

(a)	any merger or similar business combination between any STAHL CS Company and any third party (other than another STAHL CS Company);

(b)	any acquisition or divestiture by any STAHL CS Company of a shareholding or business;

(c)
    to the Sellers' Knowledge, any capital expenditure by any STAHL CS Company, by additions or improvements to property, plant or equipment, in excess of EUR 200,000 each which is not provided for in any plan or budget disclosed to Purchaser prior to the Signing Date;

(d)	to the Sellers' Knowledge, any lay-off with respect to a significant part of the workforce of the STAHL CS Companies requiring any consent by, or consultation with, any workers' council or similar body of employee representatives, other than under existing reorganization or social plans disclosed in this Agreement;

(e)	any material change in any method of accounting or accounting practice or policy by any STAHL CS Company, except as required due to a concurrent change in generally accepted accounting principles; or

(f)
    to the Sellers' Knowledge, any damage, destruction or other casualty loss (whether or not covered by insurance) of buildings or installations used by any STAHL CS Company for the conduct of its business, which has had, or would have, an effect on the result of such company of more than EUR 250,000.

5.15	No Other Representations and Warranties
Other than and subject to any warranties contained in this Agreement (including the Warranties), the Purchaser agrees to accept the Sold Shares and the STAHL CS Companies in the condition they are in on the Closing Date, based upon its own inspection, examination and determination with respect thereto (including the comprehensive due diligence investigation conducted by Purchaser), without reliance upon any express or implied representations, warranties or information of any nature made or provided by any of Sellers or any employee, advisor, agent or other representative of any Seller. Purchaser acknowledges that any of Sellers do not assume any disclosure or similar obligations in connection with the transactions contemplated hereby beyond the Warranties expressly contained in this Agreement, and that, only if and to the extent a Warranty has been expressly qualified by Sellers' Knowledge, only the knowledge of the persons referred to in Section 5(a) shall be attributable to any of Sellers in connection with such Warranty.

Section 6
Representations and Warranties of Purchaser and Purchaser's Guarantor
Purchaser and Purchaser's Guarantor hereby represent and warrant to Sellers as follows, in each case as of the Closing Date, except that representations which are expressly made as of any specific dates shall be true and correct only as of such dates and it being understood that representations which are subject to Purchaser's knowledge shall be true and correct only as of the Signing Date:

6.1	Existence and Authorization of Purchaser, Purchaser's Guarantor and Other Transferees

(a)
    As of the Signing Date and the Closing Date, Purchaser is a company duly incorporated, and validly existing under the laws of The Netherlands, is not insolvent or bankrupt and has all corporate powers required to carry on its business as presently conducted.

(b)
As of the Signing Date and the Closing Date, Purchaser's Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the state of New York, United States of America, is not insolvent or bankrupt and has all corporate powers required to carry on its business as presently conducted.

(c)
As of the Closing Date, the Other Transferees are companies duly formed and validly existing under the laws of their respective jurisdiction, are not insolvent or bankrupt, and the execution and performance by the Other Transferees of the respective Share Transfer Agreements are within their respective corporate powers, do not violate their respective articles of association or by-laws and have been duly authorized by all necessary corporate actions on their part.

(d)
    The execution and performance by Purchaser and Purchaser's Guarantor of this Agreement are within Purchaser's and Purchaser's Guarantor's corporate powers, do not violate their respective articles of association or by-laws and have been duly authorized by all necessary corporate actions on their part.

(e)
    Subject to the approvals set forth in Section 4.2(a)(i) and 4.2(a)(ii) above, the execution and performance of this Agreement by Purchaser, Purchaser's Guarantor and the Other Transferees require no approval or consent by any governmental body, authority or official and do not violate any applicable law or decision by any court or governmental authority binding on Purchaser and/or Purchaser's Guarantor and/or the Other Transferees.

(f)
    There is no lawsuit, investigation or proceeding pending against, or to Purchaser's knowledge, threatened in writing against Purchaser and/or Purchaser's Guarantor and/or Other Transferees before any court, arbitrator or governmental authority which in any manner challenges or seeks to prevent, alter or materially delay the transactions contemplated by this Agreement.

6.2	Finders' Fees
Purchaser does not have any obligation or liability to pay any fees or commissions to any broker, finder or agent with respect to any of the transactions contemplated by this Agreement for which any Seller or, if this Agreement is terminated, any of the STAHL CS Companies could become liable.

6.3	Financial Capability
Purchaser and Purchaser's Guarantor, together or individually, have sufficient immediately available funds or binding and unconditional financing commitments, which are subject to no other conditions than the Closing Conditions, to make all payments required to be made by any of them under this Agreement. True and complete copies of all such financing commitments have been delivered to Seller 1 prior to the Signing Date.

6.4	Purchase for Investment
Purchaser is purchasing the Sold Shares for investment for its own account (or the Designated Transferees' account, as the case may be) and not with a current view to any sale or distribution thereof.

6.5	Certain Information Related to Merger Control

(a)
The information (commercial, financial, technical, legal and otherwise) provided by or on behalf of Purchaser to Sellers, the Monitoring Trustee and/or the European Commission in relation to the fulfillment of certain Purchaser requirements under the Commitments or otherwise prescribed by the European Commission is true, correct and not misleading as of the date on which such information has been submitted to the relevant recipient and as of today. Any further information that will after the Signing Date be submitted by or on behalf of Purchaser to Sellers, the Monitoring Trustee and/or the European Commission in connection with the Submission will be true, complete and not misleading as of the day of its submission to the relevant recipient.

(b)
The information (financial and otherwise) supplied by Purchaser to Sellers for the purpose of any merger control assessment or filing is true and correct in all material respects as of the date as of which such information has been prepared.

Section 7
Covenants

7.1	Conduct of Business Prior to Closing

(a)
    In the period between the Effective Date and the Closing Date, except as (i) contemplated by this Agreement, or (ii) set out in Exhibit 7.1(a), Sellers shall procure that, without prior written consent of Purchaser,

(i)
none of the STAHL CS Companies makes or resolves any payment of dividend or other profit distribution (whether in cash or in kind) or in relation to the Tax sharing or Tax allocation in respect of any of the Other Tax Groups, except (x) to other STAHL CS Companies or (y) for any payment of profit under the Profit and Loss Transfer Agreement or payment by STAHL CS France, STAHL CS UK and/or STAHL CS US to any member of Sellers' Group for Tax sharing or Tax allocation in respect of any of the Other Tax Groups (as defined below in Section 9.4(b)), in each case under (y), if and to the extent the respective payment obligation of the STAHL CS Companies has been reflected in the Effective Date Accounts and has actually reduced the Final Purchase Price in accordance with Section 2.1(a);

(ii)	none of the STAHL CS Companies returns any share capital (whether by reduction of share capital or redemption or purchase of shares or otherwise) to any member of Sellers' Group;

(iii)
none of the STAHL CS Companies assumes or grants any guarantees, comfort letters and security interests of any kind for any financial debt owed by Sellers or any member of Sellers' Group, and none of the members of Sellers' Group or any third party on behalf of any member of Sellers' Group and/or the STAHL CS Companies shall provide any guarantees, comfort letters and security interests of any kind in favour of, or on behalf of, any STAHL CS Company;

(iv)
none of the STAHL CS Companies grants any loan to, or pays interest on any loan granted by, any member of Sellers' Group and/or their officers and directors (except in case of an arms' length interest rate for any additional loan from a member of Sellers' Group to STAHL CS China which loan is not in excess of an aggregate amount of EUR 1,000,000);

(v)
none of the STAHL CS Companies transfers or purchases any assets to the benefit of any member of Sellers' Group, unless in the ordinary course of business and for fair consideration (gegen angemessene Gegenleistung), and/or their officers and directors;

(vi)
none of the STAHL CS Companies engages in any other transaction (not contemplated by this Agreement or its Exhibits) with any entity of the Sellers' Group, unless in the ordinary course of business and for fair consideration (gegen angemessene Gegenleistung);

(vii)
none of the STAHL CS Companies assumes any liability or obligations from any of the entities of the Sellers' Group, or makes any waiver of any rights against any entity of the Sellers' Group, unless in the ordinary course of business and for fair consideration (gegen angemessene Gegenleistung);

(viii)	none of the STAHL CS Companies executes any agreement or undertaking to do any of the foregoing.

(b)
    In the period between the Signing Date and the Closing Date, except as contemplated by this Agreement, Sellers shall, to the extent legally permitted, use reasonable efforts to procure that, subject to any limitations resulting from the Commitments or suggestions in writing or by email from the Monitoring Trustee, (i) the STAHL CS Companies carry out their business in the ordinary course and in accordance with past practice, (ii) none of the STAHL CS Companies engages in any of the actions referred to in Section 5.14(a) to 5.14(e) or executes any respective agreement or undertaking, and (iii) none of the STAHL CS Companies pays or incurs any third party costs or expenses arising in connection with the transactions contemplated by this Agreement, in each case unless Purchaser has given its prior written consent to such action (such consent not to be unreasonably withheld or delayed).

7.2	Access to Information prior to Closing
In the period between the Signing Date and the Closing Date, Sellers shall, subject to any limitations resulting from the Commitments or suggestions in writing or by email from the Monitoring Trustee, grant Purchaser and its representatives, upon reasonable advance notice and during normal business hours, access to the books and records and the management (Geschäftsführung) of the STAHL CS Companies, to the extent needed by Purchaser in order to consummate the transaction contemplated hereby (including to obtain any financing in accordance with the terms of the financing commitments referred to in Section 6.3, as disclosed to Sellers prior to the Signing Date) provided that such access would, in Seller 1's reasonable opinion, (i) not result in the breach of any confidentiality obligation, (ii) not materially interfere with the conduct of the STAHL CS Business and (iii) not violate competition law.

7.3	Carve-Out
In the period between the Signing Date and the Closing Date, Sellers shall procure that the following measures in relation to the separation of parts of the STAHL CS Business from Sellers' Group ("Carve-Out"), shall be taken:

(a)
The Profit and Loss Transfer Agreement shall be terminated with effect as of the end of the fiscal year 2016, and, accordingly, any profit or loss, as the case may be, for the fiscal year 2016 shall be for the account of Seller 1.

In the event that Closing occurs although the Profit and Loss Transfer Agreement has not been validly terminated with effect as of the Effective Date, the Parties shall internally (im Innenverhältnis) treat each other as if the Profit and Loss Transfer Agreement had been terminated with effect as of the Effective Date.

(b)
Seller 1 shall procure that the necessary measures to implement the logical and physical separation of the information technology of the STAHL CS Companies from the information technology of Sellers and the respective members of Sellers' Group as described in Exhibit 7.3(b) (the "IT Carve-Out") will be taken. To the extent the IT Carve-Out is not completed on or prior to the Closing Date, Purchaser shall procure that the STAHL CS Companies continue to take all measures that must be reasonably performed by them with a view to implement the IT Carve-Out, and Purchaser and Sellers shall fully cooperate with, and assist each other, in relation to the implementation.

(c)
While a sale and transfer agreement for the sale and transfer of the patents listed in Exhibit 7.3(c) (the "Carve-Out IP") to STAHL CS Germany has been executed on 29 November 2016, registration and (in some jurisdictions) other acts for the perfection of title still have to be made. Seller 7 shall procure that all such registrations and acts of perfection for the Carve-Out IP shall be executed and made at no additional cost for any STAHL CS Company (i) until the Closing Date if reasonably possible, or (ii) as soon as reasonably possible after Closing Date, latest within 12 months after the Closing Date, in which case Purchaser shall procure reasonable assistance of STAHL CS Germany for such process of registration and perfection.

(d)	The Sellers shall cause any Tax sharing or allocation agreement to be terminated not later than on and with effect as of the Effective Date.

7.4	Certain Agreements between Sellers' Group and the STAHL CS Companies
Sellers shall procure that, on the Scheduled Closing Date at the latest, the following agreements between the STAHL CS Companies and members of Sellers' Group are terminated, amended or entered into, as the case may be:

(a)	the agreements between certain entities of the Sellers' Group and certain STAHL CS Companies as listed in Exhibit 7.4(a) shall be terminated;

(b)
an agreement for the supply of certain transitional services from certain entities of the Sellers' Group to certain STAHL CS Companies (the "TSA"), provided that a draft thereof (which has already been discussed between Sellers’ Group and STAHL CS Germany and which shall be finalized in good faith discussions with Purchaser) is attached as Exhibit 7.4(b);

(c)
an agreement for the supply of certain products from certain entities of the Sellers' Group to certain STAHL CS Companies (the "Konecranes Products Supply Agreement") shall be entered into between certain entities of the Sellers' Group and certain STAHL CS Companies provided that a draft thereof (which has already been discussed between Sellers’ Group and STAHL CS Germany and which shall be finalized in good faith discussions with Purchaser) is attached as Exhibit 7.4(c);

(d)
an agreement for the supply of certain products from certain STAHL CS Companies to certain entities of the Sellers' Group (the "STAHL CS Products Supply Agreement") shall be entered into between certain STAHL CS Companies and certain entities of the Sellers' Group provided that a draft thereof (which has already been discussed between Sellers’ Group and STAHL CS Germany and which shall be finalized in good faith discussions with Purchaser) is attached as Exhibit 7.4(d);

(e)
a licence agreement under which the use of certain intellectual property owned by entities of the Sellers' Group is licensed to STAHL CS Germany on a royalty-free, irrevocable, non-exclusive, global and perpetual basis ("License Agreement"), has been entered into between Konecranes Global Corporation and STAHL CS Germany; a copy thereof is attached as Exhibit 7.4(e);

(f)
a licence agreement, under which the use of certain intellectual property owned by STAHL CS Companies is licensed back to Konecranes Global Corporation for three years (extendable) on a royalty-free, irrevocable, non-exclusive and global basis ("Back-License Agreement") has been entered into between STAHL CS Germany and Konecranes Global Corporation; a copy thereof is attached as Exhibit 7.4(f).

7.5	Release from Guarantees

(a)
    Purchaser shall use all reasonable efforts to procure in cooperation with Sellers and with effect prior to or as of the Closing Date, the full and unconditional release (Freigabe im Außenverhältnis) of all relevant members of Sellers' Group from all obligations and liabilities relating to (i) those guarantees, comfort letters and security interests listed in Exhibit 7.5(a) or further guarantees, comfort letters and security interests (i.e. in addition to those listed in Exhibit 7.5(a)) up to an amount of EUR 1,000,000, which any member of Sellers' Group, or any third party on behalf of any member of Sellers' Group, has provided prior to the Signing Date, or (ii) subject to Section 7.1, those guarantees, comfort letters and security interests which any member of Sellers' Group, or any third party on behalf of any member of Sellers' Group, will provide prior to the Scheduled Closing Date, in the ordinary course of the business in favour of, or on behalf of, any STAHL CS Company to banks, other financial institutions, suppliers, customers or other third parties ("Sellers' Guarantees"). To the extent documentation confirming such release has not been obtained on the fifth Business Day prior to the Scheduled Closing Date, Purchaser shall provide to Seller, on the Scheduled Closing Date, one or more unconditional and irrevocable corporate guarantees issued by Purchaser's Guarantor and payable upon first demand, for the relevant Sellers' Guarantees in an amount equal to the aggregate (actual or contingent) liability of Sellers' Group under such Sellers' Guarantees.

(b)	As of the Closing Date, Purchaser hereby assumes, as between the Parties, with full discharge (befreiende Schuldübernahme) of all relevant members of Sellers' Group all Sellers' Guarantees.

(c)
    In addition to Purchaser's obligations under subparagraphs (a) and (b) above, Purchaser shall, with effect as of the Closing Date, indemnify and hold harmless the relevant members of Sellers' Group from any obligations and liabilities to any third party arising under or in connection with such Sellers' Guarantees and all damages and losses in connection therewith.

7.6	Resignations
On the Scheduled Closing Date, Sellers shall deliver to Purchaser the resignations, effective prior to or on the Closing Date, of certain board members of the STAHL CS Companies who act as representatives of Sellers on such boards, as listed in Exhibit 7.6.

7.7	Use of Certain Marks

(a)
After the Closing Date, Purchaser shall ensure that none of the STAHL CS Companies will use, or permit any third party to use, any name, trade name, trademark, Internet domain name or logo containing the designation "Konecranes" or any other name or mark similar thereto or indicating that STAHL CS Company is part of Sellers' Group (together "Sellers' Marks"). The STAHL CS Companies shall, however, be permitted for an interim period of three months after the Closing Date to continue to use any existing brochures or sales literature containing any of Sellers' Marks, and to sell any products and packaging which are in stock on the Closing Date carrying any of Sellers' Marks.

(b)
The use of the name component “STAHL” as currently used in the STAHL CS Business by the STAHL CS Companies, is as of the Signing Date and as of the Closing Date in all material respect in compliance with the restrictions regarding the use of the name component “STAHL” set out in Exhibit 7.7(b). After the Closing Date, Purchaser shall procure that the STAHL CS Companies comply with the restrictions regarding the use of the name component "STAHL" set out in Exhibit 7.7(b). Purchaser shall indemnify the respective Seller as well as any other entity of the Sellers' Group from all Losses incurred by any of them as a result of any failure of Purchaser or the STAHL CS Companies to comply after the Closing Date with such restrictions.

7.8	Non-Solicitation
For a period of three years after the Closing Date, Sellers shall procure that the other members of Sellers' Group (for so long as they are controlled by Konecranes) will not, actively solicit for employment of any Key Employee, provided, however, that this covenant shall not apply with respect to any person who (i) has been given notice of termination of his or her employment by the STAHL CS Company, (ii) has given notice of termination of, or agreed with the relevant STAHL CS Company to terminate, his employment prior to the commencement of employment discussions with any entity of Sellers' Group, or (iii) seeks employment with any entity of Sellers' Group as a result of general advertising or a referral by a third party agency (without direction by Sellers' Group to solicit such employee) or otherwise upon his own initiative without any inducement by any Seller or any other member of Sellers' Group.

7.9	Insurance
Purchaser is aware that the insurance coverage provided to the STAHL CS Business under group insurance policies of Sellers or members of Sellers' Group ceases with effect as of the Closing Date. Purchaser shall procure that the STAHL CS Companies obtain insurance coverage for the STAHL CS Business effective from the Closing Date. Such coverage shall be commensurate to the insurance coverage existing for the STAHL CS Business until the Closing Date. The new insurance coverage shall also include D&O insurance with coverage comparable to the D&O insurance coverage in place for the STAHL CS Business immediately prior to the date hereof, for risks relating to a period of five years prior to the Closing Date.

7.10	Access to Information and Cooperation after the Closing Date
After the Closing Date, Purchaser shall

(a)
provide, and shall cause the STAHL CS Companies to provide, within the respective reporting deadlines of Konecranes as known to the STAHL CS Companies, all information required by Konecranes for purposes of the reporting requirement as of the Closing Date in order to allow Konecranes to comply with its own accounting and reporting obligations, and

(b)
promptly afford to Sellers and their representatives access, upon reasonable advance notice, to all accounting, financial and other records of the STAHL CS Companies (and allow them to make copies thereof) from time periods prior to the Closing Date, as well as to the management, employees and auditors of the STAHL CS Companies and cause the STAHL CS Companies to reasonably cooperate with them in such respects, to the extent any such access is necessary to the Sellers in connection with the preparation of any financial statements or any audit, investigation, dispute, litigation or proceeding involving the STAHL CS Companies or its assets or business or the Commitments. Purchaser shall keep, and shall procure that the STAHL CS Companies will keep, all books and records relating to any period prior to the Closing Date in accordance with, and during the periods required under, applicable law. Purchaser shall cause the STAHL CS Companies to give Seller 1 reasonable notice prior to transferring, discarding or destroying any books or records of the STAHL CS Companies relating to any matter as to which Seller 1 has requested access in accordance with the above or which may be relevant with respect to any indemnity obligation of Seller 1 under this Agreement (in particular any Tax matter relating to any period prior to the Closing Date), and, if Seller 1 so requests, Purchaser shall deliver, or cause the STAHL CS Companies to deliver, such books or records to Seller 1.

7.11	Due Inquiry
Each Seller herewith confirms and guarantees that for purposes of Section 5(a) Juha Vanhanen and Kari Utriainen have duly inquired with Dr. Thomas Peukert and Werner Wagner not earlier than two Business Days prior to the Signing Date.

7.12	Further Assurances
The Parties shall reasonably cooperate in order to take, or cause to be taken, any other actions necessary under any applicable law or regulation to consummate the transactions contemplated by this Agreement.

Section 8
Indemnification

8.1	Indemnification by Sellers and Purchaser

(a)
    Subject to the provisions contained in this Section 8, Sellers shall indemnify Purchaser from any Losses (as defined below) asserted against, incurred or suffered by Purchaser or any STAHL CS Company as a result of a breach of any Warranty, covenant or agreement of Sellers contained in this Agreement, provided that Sellers have not remedied the breach within a reasonable time, in no event exceeding four months, after Sellers have been notified of such breach pursuant to Section 8.6(a) below.

(i)
For the purpose of this Agreement, "Losses" shall mean all liabilities, reasonable costs and expenses and other damages within the meaning of Secs. 249 et seq. of the German Civil Code (BGB), including any reasonably foreseeable consequential or indirect damages (Folgeschäden, mittelbare Schäden), excluding, however: lost profits (entgangener Gewinn) and other consequential or indirect damages (Folgeschäden, mittelbare Schäden) that have not been reasonably foreseeable, any loss of goodwill or any reputational damage, income Taxes payable as a result of any indemnity payments, frustrated expenses (vergebliche Aufwendungen) within the meaning of Sec. 284 of the German Civil Code (BGB) and internal administration and overhead costs.

(ii)
Any Loss of the Purchaser shall be computed net of (x) any present or future advantages and benefits (including avoided losses, Tax benefits and savings as well as increases in the value of any asset owned by the STAHL CS Companies (Abzug Neu für Alt)) related to the relevant matter and (y) any amounts which are actually recovered from an insurance (it being understood that the Purchaser shall be obliged to use best efforts to recover respective amounts) or would have been recoverable under any insurance policy as existing on the Closing Date if the insurance coverage had been continued without change, or which otherwise has actually been recovered from any third party. If the Sellers make any payment before the amount of the Losses is recovered from a third party, the Purchaser shall assign to the Sellers any claims it may have against such third party.

(iii)
The Purchaser shall not be entitled to recover Losses or obtain payment, reimbursement, restitution more than once in respect of any one and the same liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances, i.e. if and to the extent that Losses suffered or incurred by Purchaser or the Stahl CS Companies are duplicative, such Losses shall not be recoverable more than once. Irrespective of the Purchaser's method to calculate the purchase price for the Sold Shares, only the actual losses incurred by the respective STAHL CS Companies or Purchaser are taken into account and no multiplier of any kind is applied to the amount of any damage, nor shall any potential or actual reduction (Minderung) in the value of a STAHL CS Company be taken into account.

(b)
    Subject to the provisions contained in this Section 8, Purchaser shall indemnify Sellers from any Losses asserted against, incurred or suffered by any of Sellers or as a result of a breach of any representation, warranty, covenant or agreement of Purchaser or Purchaser's Guarantor contained in this Agreement. Sections 8.1(a)(ii) and 8.1(a)(iii) shall apply mutatis mutandis.

(c)	No Party shall be liable under this Agreement for any Loss to the extent that such Loss is attributable to a failure by the other Party to mitigate the Loss (Sec. 254 of the German Civil Code (BGB)).

(d)	Any indemnity payments made by Sellers pursuant to this Agreement shall be deemed to be adjustments of the Purchase Price.

8.2	Losses Reflected in Financial Statements; Certain Offsets
Sellers shall not be liable to Purchaser for any Loss, if and to the extent such Loss or the relevant matter giving rise thereto is reflected as a specific write-off, value adjustment, liability or provision in (i) the Reference Financial Statements or (ii) in the Effective Date Accounts and has actually reduced the Final Purchase Price.

8.3	Disclosed or Known Matters

(a)	Sellers shall not be liable for a breach of a Warranty if the underlying facts of the breach

(i)
have been fairly disclosed to Purchaser or its representatives or advisors in writing or by e-mail prior to the Signing Date including, without limitation, disclosure in the hand-out to the management presentation or any expert sessions or any other written or e-mail response by any of Sellers or their representatives or advisors to questions by Purchaser or its representatives or advisors, or

(ii)
have been fairly disclosed in the data room documents and other information made available by Sellers to Purchaser, its representatives and its advisors in the virtual data room operated by Intralinks Inc. (the "Virtual Data Room"), provided that any information included in folder 8.1 of the Virtual Data Room (Financial Information) shall not be deemed disclosed if and to the extent such information is neither included in any other section of the Virtual Data Room nor disclosed or known pursuant to any other subparagraph of this Section 8.3(a), or

(iii)
have been fairly disclosed in a physical data room made available to Purchaser's legal advisors at MCF Corporate Finance, Hamburg ("Physical Data Room") which was open to access on 24/25 November 2016, or

(iv)
have been fairly disclosed in the financial vendor due diligence report by PricewaterhouseCoopers, the tax vendor due diligence report by PricewaterhouseCoopers or the legal fact book prepared by Hengeler Mueller Partnerschaft von Rechtsanwälten mbB (the "Vendor Reports"), or

(v)	are known to Purchaser otherwise as of the Signing Date.
For the avoidance of doubt, the underlying facts of a breach shall not be considered to be fairly disclosed in accordance with this Section 8.3(a), if and to the extent the respective facts and/or the relevant circumstances in connection therewith and/or associated relevant facts have been redacted in the information provided.

(b)
Seller 1 and Purchaser have each received a DVD containing the Virtual Data Room as prepared by Intralinks Inc. as of 25 November 2016, a copy of which shall be deposited with the officiating notary who shall keep it along with this deed.

(c)
This Section 8.3 does not apply for (i) any claims of Purchaser for breach of any Warranty contained in Sections 5.1 through 5.3 and (ii) tax claims under Section 9, other than tax claims under Section 9.1, and (iii) any claim of Purchaser und Section 8.8.

8.4	Thresholds and Aggregate Amounts of Sellers' Liability

(a)
    Sellers shall only be liable for any Losses arising from a breach of this Agreement if and to the extent any Loss with respect to an individual matter exceeds an amount of EUR 175,000, and then only if and to the extent that all indemnifiable Losses above such threshold exceed an aggregate amount of EUR 2,500,000 (in which case the entire amount of such Losses from the first Euro onwards (Freigrenze) shall be recoverable and not only the excess amount). This Section 8.4(a) does not apply (i) to any claims of Purchaser for breach of any Warranty contained in Sections 5.1 through 5.3, (ii) for breach of any of Sellers' covenants under Section 7.1(a), (iii) any claim of Purchaser under Section 8.8, and (iv) for claims under Section 9 (together the "Exempted Claims").

(b)
    Sellers' aggregate liability for all claims arising out of or in connection with this Agreement, including for all breaches of the representations, warranties, covenants and agreements and under all indemnities contained herein, except for Exempted Claims, shall be limited to an amount equal to 1% of the Final Purchase Price.

(c)
Sellers' aggregate liability for Exempted Claims (excluding any liability under Section 9, which shall be governed exclusively by Section 9) shall be limited to an amount equal to the Final Purchase Price.

(d)	Sellers' aggregate liability under this Agreement (including any liability under Section 9) shall not exceed an amount equal to the Final Purchase Price.

8.5	Limitation Periods

(a)
    All claims of Purchaser under any Warranty or any covenant in Section 7.1 shall be time-barred (verjähren) upon the expiration of a period of 18 months after the Closing Date, except for claims under the Warranties of Sellers contained in Section 5.3(a) and 5.3(b) which shall be time-barred five years after the Closing Date. Unless expressly otherwise provided in this Agreement (in particular in Section 9.6 with respect to claims concerning Taxes), all other rights and remedies of Purchaser under this Agreement shall be time-barred upon the expiration of a period of three years after the Closing Date.

(b)	Sellers' rights under the indemnities

(i)	contained in Section 7.5 shall become time-barred upon the expiration of a period of five years after the Closing Date;

(ii)	contained in Section 7.7(b) shall become time-barred upon the expiration of a period of 20 years after the Closing Date; and

(iii)	contained in Section 8.7 shall be subject to the applicable statutory limitation periods.

(c)	Unless otherwise expressly provided in this Agreement, all other claims of Sellers and Purchaser under this Agreement shall be time-barred in accordance with applicable law.

(d)
Any limitation period pursuant to this Agreement shall be suspended (gehemmt) only in the event that a statement of claim is filed with Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS) (in accordance with Section 12.6(b)) within the applicable limitation period. Secs. 203 and 204 (1) no. 2 et seq. of the German Civil Code (BGB) shall not apply. In case of an interruption (Neubeginn) (Sec. 212 of the German Civil Code (BGB)), the new limitation period shall be the longer of six months or the remainder of the initial limitation period.

8.6	Indemnification Procedures

(a)
In the event of a breach of a representation, covenant or agreement of Sellers contained in this Agreement, Purchaser shall promptly notify Sellers of such breach, describe its claim in detail and, to the extent then feasible, set forth the estimated amount of such claim. Sellers shall have the right to remedy the breach within a reasonable time, in no event exceeding four months, following such notice, and Purchaser shall, and shall cause the STAHL CS Companies to, reasonably cooperate with and assist Sellers in such remediation.

(b)
    In the event that any suit, action, investigation, proceeding, claim or demand with respect to which Sellers may be liable under this Agreement is commenced, asserted or announced by any third party (including any governmental authority) against Purchaser or any of the STAHL CS Companies (the "Third Party Claim"), Purchaser agrees, and shall cause the relevant STAHL CS Companies, to permit Sellers and their representatives to participate in the defence of the Third Party Claim. The foregoing shall include (i) to promptly furnish to Sellers and their representatives copies of any correspondence received from or sent to any third party (including any questions or information requests by any competent court or authority) in connection with the Third Party Claim, (ii) to provide them access, upon reasonable advance notice and during normal business hours, to all relevant books and records, other information, premises and personnel, and (iii) to give them the opportunity to participate in all meetings, conferences and discussions with the third party and to comment on any draft correspondence and other communication to be sent to the third party. Purchaser shall further ensure that neither the Third Party Claim nor any allegation, finding, fact or circumstance relating thereto shall be settled, acknowledged or conceded without Sellers' prior written consent.

(c)
    In addition, any Seller as determined by Seller 1 shall have the right, at any time during the proceedings, to assume the control of the defence of the Third Party Claim. In such case, the respective Seller may defend the claim addressee by all appropriate actions and shall have the sole power to direct and control such defence. In particular, (i) the respective Seller may appoint and instruct counsel (who shall be empowered by Purchaser or the relevant STAHL CS Companies by such documents as reasonably requested by the respective Seller) and (ii) Purchaser agrees, and shall cause each STAHL CS Company, to litigate or settle the Third Party Claim in accordance with the respective Seller's instructions and to comply with any other directions of the respective Seller in relation to the defence of the Third Party Claim, it being understood, however, that the Sellers shall only be entitled to settle the Third Party Claim or instruct Purchaser and/or the STAHL CS Companies to do so, without the Purchaser's prior written consent, if the Sellers acknowledge (anerkennen) in writing to Purchaser that the circumstances underlying the Third Party Claim constitute a breach of this Agreement and that Sellers shall be liable towards Purchaser for the amount of the Third Party Claim to be paid under the settlement. Purchaser shall fully cooperate, and cause each STAHL CS Company to fully cooperate with the respective Seller in the defence of any Third Party Claim.

(d)
    To the extent that any Seller is in breach of a representation, covenant or agreement, all costs and expenses incurred by the respective Seller in defending the Third Party Claim shall be borne by the respective Seller. If it turns out that the respective Seller was not in breach, any costs and expenses reasonably incurred by the respective Seller or any other member of Sellers' Group in connection with the defence (including advisors' fees) shall be borne by Purchaser. Any costs and expenses incurred by Purchaser in connection with any cooperation or other action in accordance with subparagraph (b) or (c) above shall be borne by Purchaser, except for any Losses to be indemnified by Sellers under this Agreement.

(e)
    Purchaser's failure to comply with any of its obligations under this Section 8.6 shall release Sellers from their respective indemnification obligation hereunder, except if and to the extent (i) Purchaser proves that Sellers are not prejudiced by such failure and (ii) such failure has caused Purchaser's Losses to increase. In no event shall Sellers be liable for any Third Party Claim which has been settled or acknowledged without Sellers' prior written consent.

(f)
    No action by any Seller or its representatives in connection with the defence of any Third Party Claim shall be construed as an acknowledgement (whether express or implied) of Purchaser's claim under this Agreement or of any underlying facts related to such claim.

(g)	This Section 8.6 does not apply for tax claims under Section 9, other than tax claims under Section 9.1.

8.7	Certain Indemnities by Purchaser
Purchaser shall indemnify and hold harmless

(a)
Sellers and any of their successors, directors, officers, shareholders, employees and agents ("Beneficiaries") from and against any liability arising out of or in connection with any action, claim or proceeding brought against the Beneficiaries by the Purchaser (or any persons affiliated with Purchaser) or the STAHL CS Companies with respect to or in connection with their capacity as (former) shareholders in or director, officer, employee or member of any corporate body (as the case may be) of the STAHL CS Companies (subject to Section 8.7(b) excluding any liability in relation to the Profit and Loss Transfer Agreement);

(b)	Seller 1 against all obligations, if any, to provide security pursuant to Section 303 Subsection 1 of the German Stock Corporation Act (AktG);

(c)
Sellers for a period of five years after the Closing Date against any claims raised by an insolvency administrator against the Sellers, in the event that insolvency proceedings are opened in respect of the STAHL CS Companies after the Closing Date and the insolvency administrator of the respective STAHL CS Companies challenges (anfechten) certain payments made by the STAHL CS Companies to any of the Sellers, unless such insolvency proceedings are opened due to a breach by the Sellers of any provisions of this Agreement;

(d)	the Sellers from any additional transfer taxes assessed against any of the Sellers due to the designation of a Designated Transferee pursuant to Section 1.3;

(e)
Sellers, any members of Sellers' Group, and any of their Beneficiaries from any claims brought by the Insurer (as defined in Section 8.9(d) below) against any of them in relation to any claims covered by the W&I Insurance (as defined in Section 8.9 below);

in each case of (a) through (d) above, unless and to the extent Purchaser has a right to claim damages or indemnification from any of the Sellers in respect of such liabilities under the terms of this Agreement, or, in each case of (a) through (e) above, unless and to the extent any such liability is based on willful misconduct. The claims under this Section 8.7 shall become time-barred in accordance with statutory law.

8.8	Indemnity by Seller 7
Claims for the increase of employee invention compensation (Arbeitnehmererfindervergütung) have been raised against STAHL CS Germany by the employee Jürgen Weingärtner in relation to the two inventions "Chain sprocket with increased load capacity" underlying inter alia patent family EP 2047141B1 and "Deflecting roller with increased chain utilization" underlying inter alia patent family EP 2047142B1 (the "Weingärtner Claims"). The Weingärtner Claims are based also on the argument that the respective patents are used by Sellers' Group. The Weingärtner Claims are now dealt with before the German Arbitration Board under the Law on Employees' Inventions established at the German Patent and Trademark Office (Schiedsgericht) under file no. Arb. Erf. 57/14 (the "Weingärtner Proceedings"). Seller 7 shall indemnify STAHL CS Germany by way of an agreement for the benefit of third parties from any Loss incurred from the Weingärtner Claims by STAHL CS Germany after the Effective Date (which includes Losses incurred in connection with court proceedings) except for any employee invention compensation owed due to the use of the inventions by STAHL CS Germany, provided that such indemnity is conditional upon fulfillment of the requirements set forth in lit. (a) through (c) below, the fulfillment of which shall be procured and assured by Purchaser initiating the necessary steps (provided that (i) Purchaser shall not be responsible for any cooperation, assistance and exercise of rights by Seller 7 and (ii) Purchaser shall be deemed to have fulfilled its obligations under lit. (b) and (c) below if Seller 7 has been granted the relevant right and has not exercised such right within a period of one month after having been offered such right by, or having requested such right from, Purchaser or STAHL CS Germany):

(a)	STAHL CS Germany shall not settle any of the Weingärtner Claims without prior written consent from Seller 7.

(b)
At its own cost, Seller 7 shall have the sole right to direct and control the Weingärtner Proceedings and any related settlement negotiations which includes the right to instruct the lawyers of the law firm CBH, Cornelius Bartenbach Haesemann & Partner (current adviser in charge: Mr. Jens Kunzmann) on behalf of STAHL CS Germany. Seller 7 shall have the right to request that STAHL CS Germany changes its lawyers, after consulting with Dr. Thomas Peukert of STAHL CS Germany.

(c)
    Seller 7 shall have the right to decide in its sole discretion in case the Weingärtner Claims are brought before a court (i) whether or not the Weingärtner Claims are settled in part or in total, (ii) whether defense or counter claims are brought before the court and (iii) whether any appeal (Rechtsmittel) is brought forward in case the Weingärtner Claims are decided by any court and how the appeal is conducted.

STAHL CS Germany shall fully cooperate with Seller 7 and, in particular, provide Seller 7 with any information needed by Seller 7 in order to exercise any rights hereunder.
The Parties are aware that in case of a settlement of the Weingärtner Claims it is the intention of Seller 7 to make Mr. Weingärtner waive any claims against Sellers' Group and the STAHL CS Companies.
The Parties agree that this Section 8.8 does not create any obligation for any of the Sellers to provide information to STAHL CS Germany in connection with the Weingärtner Proceedings or any court proceedings related to the Weingärtner Claims.

The above shall apply mutatis mutandis (entsprechend) in case claims for the increase of employee invention compensation (Arbeitnehmererfindervergütung) will be raised against STAHL CS Germany by the co-inventors of Jürgen Weingärtner in relation to the invention "Chain sprocket with increased load capacity".

8.9	W&I Insurance
Purchaser is considering to take out W&I insurance from an insurer in respect of certain claims which Purchaser may potentially have against Sellers under this Agreement (the "W&I Insurance"). For the case that Purchaser decides to take out any such W&I Insurance, the Parties agree on the following:

(a)	the validity and collectability risk in respect of the W&I Insurance shall solely and irrevocably rest with Purchaser;

(b)
the policy for the W&I Insurance shall provide for the benefit of Sellers that only in case of willful misconduct of Sellers any claims of Purchaser against Sellers shall be subrogated against Sellers, by operation of law or contractually;

(c)	if and to the extent any claim of Purchaser against Sellers under this Agreement is covered by the W&I Insurance, Sellers shall only be liable for amounts not covered under the W&I Insurance; and

(d)
Purchaser's sole recourse for any claims covered by the W&I Insurance in excess of the liability cap provided for in Section 8.4(b) above shall, except for Exempted Claims, be solely against the entity underwriting the W&I Insurance (the "Insurer").

8.10	No Additional Rights or Remedies

(a)
    The Parties agree that the rights and remedies which Purchaser and Sellers may have with respect to the breach of a representation, warranty, covenant or agreement or with respect to any indemnity contained in this Agreement are limited to the rights and remedies explicitly contained herein.

(b)
    Any and all rights and remedies of any legal nature which Purchaser may otherwise have (other than the claims for specific performance (primäre Erfüllungspflichten)) and the other rights and remedies explicitly set forth herein) against Sellers in connection with this Agreement or the transactions contemplated hereby shall be excluded. In particular, without limiting the generality of the foregoing, Purchaser hereby waives any claims under the statutory representations and warranties (Secs. 434 et seq. of the German Civil Code (BGB)), irrespective of whether any defects (Mängel) exist on the Signing Date or arise in the period between the Signing Date and the Closing Date, and any claims relating to statutory contractual, precontractual or quasi-contractual obligations (Secs. 280 to 282, 311 of the German Civil Code (BGB)), frustration of contract (Sec. 313 of the German Civil Code (BGB)) or tort (Secs. 823 et seq. of the German Civil Code (BGB)).

(c)
    Purchaser shall not have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect, except for the termination rights set forth in Section 10.

(d)	The provisions of this Section 8 shall not affect any rights and remedies of Purchaser based on fraud or wilful misconduct of Sellers.

Section 9
Taxes

9.1	Tax Warranty
Each Seller hereby represents and warrants to Purchaser in the form of independent undertakings (Sec. 311 (1) of the German Civil Code – BGB) ("Tax Warranties") that the statements set forth in this Section 9.1 are true and correct for the period between Effective Date and Closing Date.

(a)
Any STAHL CS Company will timely and duly pay or withhold all Taxes, including but not limited to any tax pre-payments, due (fällig) and payable up to and including Closing Date at the latest, and transfer the respective Tax to the respective competent Taxing Authority.

(b)
Any Tax Return to be prepared by or on behalf of any STAHL CS Company up to and including the Closing Date at the latest will be prepared diligently and in good faith and will duly and timely be filed taking into account any tax extensions granted by a competent Taxing Authority.

(c)
Up to and including Closing date any STAHL CS Company keeps and has access to all books, accounts, records, information and data relating to past events as required to be in possession of the STAHL CS Company at this time by respective applicable Tax law at this time.

Sellers shall indemnify Purchaser from any tax ancillary payment in the meaning of Section 3 para 4 German Tax Code (Abgabenordnung) or comparable foreign law (e.g. interest, penalties, late payment fees) and reasonable advisor costs asserted against, incurred or suffered by Purchaser or any STAHL CS Company as a result of a breach of any Tax Warranty. Sellers shall have no other legal remedy in case of breach of any Tax Warranty.

9.2	Tax Indemnity

(a)
Sellers shall pay to Purchaser an amount equal to any Taxes (as defined below) which are imposed on and payable by any of the STAHL CS Companies to any competent governmental authority in charge of imposing or receiving the relevant Tax (a "Taxing Authority") for any Tax assessment period ending on or before the Effective Date ("Pre-Effective Date Tax Period").

For the purpose of this Agreement, "Tax" means any (i) tax and any tax-related ancillary obligation (steuerliche Nebenleistungen) within the meaning of Sec. 3 of the German Tax Code (Abgabenordnung), (ii) any mandatory social security contribution (Sozialversicherungsbeiträge) or similar contributions of any kind, (iii) tariffs (Zölle), (iv) any secondary liability for any of such tax mentioned under (i) to (iii) and (v) any tax equivalent to (i) to (iv) under the laws of any other jurisdiction and any tax-related ancillary obligation, but in any case excluding for the avoidance of doubt deferred taxes and/or notional taxes.

(b)
Sellers shall pay to Purchaser an amount equal to any Taxes which are imposed on and payable by any of the STAHL CS Companies due to the transfer of Stahl CS China to Stahl CS Germany and the termination and settlement of cash pool liabilities/

receivables with Stahl CS Companies. Any claim pursuant to Section 9.2(a) and/or Section 9.2(b) is hereinafter referred to as "Indemnification Claim".

(c)	Purchaser shall not have an Indemnification Claim if and to the extent

(i)	the relevant Tax has been settled prior to or on the Effective Date;

(ii)	the relevant Tax could have been recovered from a third party despite Purchaser's and the respective STAHL CS Company's reasonable efforts to enforce the relevant claim against the third party;

(iii)
the relevant Tax has actually been offset or could, under applicable law, have been (including, on the basis of an as-if assessment as set forth in Section 9.9(d)) offset against Tax loss carry backs or loss carry forwards that are or were available (including as a result of subsequent Tax audits) in the period to which such Taxes are allocable, excluding, however, for the avoidance of doubt, carry backs of Tax losses that originated in periods after the Effective Date;

(iv)
the relevant Tax has resulted from or has been increased by any action, transaction or omission (including any change in the accounting or taxation principles or practices of the STAHL CS Companies, any change in the exercise of any Tax election right, the change of any transfer pricing scheme, the amendment of any Tax Return or the approval or implementation of any reorganization measure) of Purchaser, any member of Purchaser's Group or of any of the STAHL CS Companies introduced after the Closing Date for or with direct legal effect into a Pre-Effective Date Tax Period except if required by mandatory law;

(v)
Purchaser has breached any obligation pursuant to Section 9.5 in relation to the relevant Tax, unless and to the extent that Purchaser proves that the relevant Tax could not have been avoided or reduced even if Purchaser had complied with such obligations; or

(vi)
the relevant Tax or the facts and circumstances from which such Tax results gives rise to a corresponding Tax saving, irrespective of whether the Tax saving relates to the same type of Tax for example, due to the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets, the non-recognition of liabilities or provisions (Phasenverschiebung) or deductibility of additional VAT or transfer Taxes for income Tax purposes), of the Purchaser's Group or any of the Stahl CS Companies (the "Tax Benefit"). The amount of the Tax Benefit to be deducted from the Tax Indemnification Claim is the aggregate of (i) the face value of the Tax Benefit which is allocable to any period prior to and including the date on which the respective Tax Indemnification Claim becomes due and payable and (ii) the net present value of the Tax Benefit which is allocable to a period after such date. The net present value of the Tax Benefit shall be calculated on a lump-sum basis by applying (i) the Tax rate applicable at the time when the Tax Indemnification Claim becomes due and payable and (ii) a discount rate of two percent (2%) per annum over the anticipated period to which the Tax Benefit is allocable.

(d)
The Tax Indemnification Claim becomes due (fällig) and payable (zahlbar) within ten (10) Business Days after Sellers have received Purchaser's notice pursuant to Section 9.5(c) below, provided, however, that Sellers shall not be obliged to make any payment earlier than five (5) Business Days before the respective Tax becomes due and payable to the competent Taxing Authority. In case of an appeal and/or lawsuit being filed against the relevant Tax assessment, the Tax Indemnification Claim does not become due and payable by Sellers prior to the Tax Assessment becoming unappealable (formell bestandskräftig), provided that the Taxing Authority or Tax court has granted a preliminary relief from the assessed Tax payment obligation by way of suspension of payment until the final assessment (Aussetzung der Vollziehung). For the avoidance of doubt any interest accruing during the term of suspension shall also be indemnified by the Sellers. If suspension of payment until the final assessment is not granted, Sellers shall make a respective advance indemnification payment to the Purchaser, provided the Purchaser agrees to the following: If on the basis of the final Tax assessment following the appeal and/or lawsuit, the Tax Indemnification Claim is lower than the advance indemnification payment by Sellers, then the difference shall be reimbursed by Purchaser, including all interest received from the Taxing Authorities thereon net of any Tax thereon, if any. The preceding sentence applies accordingly if the relevant Tax is reduced otherwise after Sellers have made payment in fulfilment of a Tax Indemnification Claim.

9.3	Tax Refunds

(a)
Purchaser shall pay to Sellers the amount of the refund of any Tax, whether received in cash, by way of set-off or otherwise ("Tax Refund"), received by any of the STAHL CS Companies and related to any Pre-Effective Date Tax Period, except if and to the extent the respective Tax Refund was already received until and including the Effective Date. Any amount payable to Sellers pursuant to this Section 9.3 (a) shall be due and payable within ten (10) Business Days after the relevant Tax Refund has been actually received by Purchaser's Group or any of the STAHL CS Companies. Any failure by Purchaser to timely pay such amount shall result in Purchaser's immediate default without any reminder by Sellers being requested.

(b)
Purchaser shall deliver for the next seven (7) calendar years following the Closing Date to Sellers within six months following the end of a calendar year a written statement stating whether and to what extent a Tax Refund has been received during the previous calendar year. Sellers shall be entitled to review such statement and Purchaser shall, and shall procure that the STAHL CS Companies will, provide to Sellers upon Sellers' request all information and documentation reasonably requested by Sellers for such review.

9.4	Tax Groups

(a)
The Parties are aware that a Tax group for corporate income Tax and trade Tax purposes (körperschaftsteuerliche und gewerbesteuerliche Organschaft) exists between Seller 1 and Stahl CS Germany ("German Tax Group"). Due to the envisaged termination of the Profit and Loss Transfer Agreement with effect as of the end of the fiscal year 2016, the German Tax Group will remain existing for the entire fiscal year 2016, but no longer apply as from 1 January 2017 onwards.

(b)
The Parties are aware that Tax consolidation schemes for income Tax purposes exist also between entities of the Seller's Group on the one hand and STAHL CS France, STAHL CS UK and STAHL CS US on the other hand (collectively "Other Tax Groups").

(c)
Sellers and Purchaser shall cooperate and shall take all actions which are required to ensure that the German Tax Group has been, is and will remain recognized for the fiscal year 2016 and all previous fiscal years. If and to the extent that, for that purpose, any payments are to be made by Seller 1 to STAHL CS Germany, or vice versa under the Profit and Loss Transfer Agreement which are not otherwise provided for in this Agreement, Seller 1 and Purchaser shall compensate each other for such payment. The Parties herewith covenant not to, and the Purchaser shall procure that STAHL CS Germany will not, after the Closing Date, reopen any statutory annual accounts of STAHL CS Germany for periods before 1 January 2017 or otherwise make any claims under the Profit and Loss Transfer Agreement, except for any Loss Compensation Receivable or the Profit Transfer Payable (as defined above).

(d)
Purchaser shall indemnify Seller 1 from any Taxes (including Tax prepayments) payable by Sellers' Group if and to the extent such Tax (i) results from the German Tax Group and (ii) is a consequence of any measure, action, omission by Purchaser, any member of Purchaser's Group or any of the STAHL CS Companies introduced after the Closing for or with direct legal effect into a Pre-Effective Date Tax Period except if required by mandatory law or if agreed in advance with Seller 1. If and to the extent such measure, action or omission does not result in a Tax payable by Sellers or any other Sellers' Group, but in a reduction of Tax loss carry forwards or similar Tax attribute attributable to any of them, Purchaser shall pay to Sellers or such Sellers' Group an amount equal to the net present value of such loss carry forward or attribute. Section 9.2(d) sent. 1 applies mutatis mutandis.

(e)
Purchaser shall (i) cause STAHL CS Germany not to raise against any member of Sellers' Group any claims relating to group charges (Umlagen) in respect of the German Tax Group and (ii) indemnify Sellers and any member of Sellers' Group from any claims raised by STAHL CS Companies with respect to such group charges. Section 9.2(d) sent. 1 applies mutatis mutandis.

(f)
If and to the extent (i) Tax assessments after the Effective Date lead to an increased taxable income of Sellers' Group as a result of the German Tax Group and (ii) such increase gives rise to any Tax Benefit at the level of the STAHL CS Germany or Purchaser's Group in a period beginning after the Effective Date ("Reverse Tax Benefit"), Purchaser shall pay to Sellers an amount equal to the net present value of any Tax benefits ("Reverse Tax Benefit Claim"). The net present value of such Reverse Tax Benefit is to be calculated in accordance with Section 9.2(c)(vi) sent. 3. The Reverse Tax Benefit Claim becomes due and payable within ten (10) Business

Days after the the relevant Reverse Tax Benefit has been actually been realized by any STAHL CS Company or Purchaser's Group. Any failure by Purchaser to timely pay such amount shall result in Purchaser's immediate default without any reminder by Sellers being requested.

(g)	Sections 9.4(c) through 9.4(f) shall apply accordingly to the Other Tax Groups. If and to the extent that any Other Tax Group continues to exist until the Closing Date, the following applies:

(i)
To the extent permissible, Purchaser shall cooperate, and shall, following the Closing Date, cause the relevant STAHL CS Company to cooperate, in good faith so that any Tax group payment arrangements shall for Tax purposes be treated as ended on the Effective Date.

(ii)
Purchaser shall pay to Sellers an amount equal to any Tax which is imposed on and payable by any Seller if and to the extent such Tax is based on the income of STAHL CS France, STAHL CS UK and STAHL CS US that relates to the period beginning after the Effective Date and ending on the Closing and is attributable to a Seller under any Other Tax Group.

9.5	Cooperation in Tax Matters; Tax Audits and Proceedings

(a)
    Purchaser shall fully cooperate, and shall cause the members of Purchaser's Group, STAHL CS Companies and their representatives to fully cooperate, with Sellers in connection with all Tax matters relating to any Pre-Effective Date Tax Period. Such cooperation shall include (but shall not be limited to) the providing and making available by Purchaser of all books, records and information, and the assistance of all officers and employees of the STAHL CS Companies, to the extent necessary or useful in connection with such Tax matters. Purchaser agrees to keep, store and not to destroy any books and records relating to Tax matters as required by applicable law. This Section 9.5(a) applies accordingly to all Tax matters concerning the Other Tax Groups and the period between the Effective Date and the Closing Date.

(b)
After the Closing Date, Purchaser shall prepare and file (or cause the STAHL CS Companies to prepare and file), when due, all returns, declarations, reports, claims for refund, notices, forms or information relating to any Tax ("Tax Returns") required to be filed by or on behalf of the STAHL CS Companies with respect to any Pre-Effective Date Period, other than those required to be filed by any member of Sellers' Group based on any Tax consolidation scheme. Purchaser shall provide, or cause to be provided, drafts of such Tax Returns thirty (30) Business Days prior to the relevant filing date in order to enable Sellers to review such Tax returns and to provide comments thereon to Purchaser. All such Tax Returns and any amendments to all Tax Returns filed by the STAHL CS Companies which relate to any Pre-Effective Date Period shall require the prior written consent of Sellers which shall not be unreasonably withheld and is deemed to be granted if not reasonably substantiated rejected in written form within twenty (20) Business Days after receipt of respective Tax Return and shall, if Sellers and Purchaser fail to reach an agreement thereon, be prepared and filed in accordance with Sellers' instructions to the extent these instructions are in line with applicable laws.

(c)
    After the Closing Date, Purchaser shall provide (or cause the other members of Purchaser's Group and the STAHL CS Companies to provide) to Sellers without undue delay and in written form copies of all Tax assessment notices, other written decisions, written notices of any Tax audit, proceeding or investigation and any other written or other material communication received by any of the STAHL CS Companies or Purchaser or any member of Purchaser's Group from any Taxing Authority or court and relating to any Tax of a Pre-Effective Date Tax Period (i) with respect to which Sellers may incur any liability hereunder, (ii) which is otherwise attributable to Sellers (or any shareholder of any Seller) under any Tax consolidation scheme with any of the STAHL CS Companies or (iii) which relates to any Tax claim to which a Seller is entitled pursuant to this Section 9. Such notice shall upon Sellers written request be accompanied by evidence reasonably necessary to determine the relevant facts and amounts.

(d)
Purchaser shall procure that for Taxes relating to the Pre-Effective Date Tax Period (i) Sellers and their representatives will be granted the right to participate in meetings, discussions and correspondence with the relevant Taxing Authorities, including in connection with any Tax audits, (ii) all written questions or written information requests or other material (non-written) inquiries by the Taxing Authorities, including Tax auditors, will be forwarded to Sellers without undue delay for Sellers' evaluation and comments and (iii) any comments by Sellers or their representatives will be duly reflected in any statement or comment sent by the relevant STAHL CS Companies to the Taxing Authorities. Purchaser shall not (and shall ensure that the STAHL CS Companies and any member of Purchaser's Group will not) settle, concede, acknowledge, or consent to, any findings of any Tax audit relating to any Pre-Effective Date Tax Period without the prior written consent of Sellers which shall not be unreasonably withheld and is deemed to be granted if not reasonably substantiated rejected in written form within twenty (20) Business Days after receipt of respective request of the Purchaser or respective STAHL CS Company or member of Purchaser's Group, and Purchaser shall withdraw or shall ensure that STAHL CS Companies and members of Purchaser's Group will withdraw any legal remedies on Seller's instructions.

(e)
Purchaser shall procure that, upon the request of Sellers, objections will be filed, and legal proceedings be commenced and conducted or withdrawn, against any Tax assessments or other decisions of the Taxing Authorities with respect to Taxes for which Seller may be liable under Section 9.2. Alternatively, Sellers may elect at any time to direct and conduct, through counsel of their own choice and at their own expense, the defence (including any legal remedies, correspondence and other actions and the withdrawal of such) with respect to any audit or proceeding before any authority or court related to any Tax for which Sellers may be liable under Section 9.2 or to any Tax claims to which Sellers may be entitled to pursuant to this Section 9 (together "Tax Litigation"). In the latter case the Purchaser's obligations to inform the Seller according to Section (c) and (d) above apply mutatis mutandis for the Seller towards the Purchaser and STAHL CS Companies.

(f)
If Sellers elect to direct a Tax Litigation, (i) Purchaser shall cooperate and comply with, and shall cause the member of Purchaser's Group and the STAHL CS Companies or their respective successors to cooperate and comply with, Sellers' instructions with respect to such Tax Litigation and (ii) Purchaser shall without undue delay empower, and shall cause the members of Purchaser's Group and the STAHL CS Companies or their respective successors to empower without undue delay (by power-of-attorney and such other documentation as may be necessary and appropriate as prepared by Seller), any Tax counsel or other representative designated by Sellers to represent the relevant STAHL CS Companies or their successor in the Tax Litigation. Purchaser shall ensure that no Tax Litigation will be settled, and no fact or circumstance relevant to any Tax Litigation be acknowledged or conceded, without the prior written consent of Sellers which shall not be unreasonably withheld and is deemed to be granted if not reasonably substantiated rejected in written form within twenty (20) Business Days after receipt of respective request of the Purchaser or respective STAHL CS Company.

9.6	Allowance and Aggregate Amounts of Parties' Liability

(a)
No liability shall attach to a Party in relation to a payment claim of the other Party under this Section 9, if all claims under this Section 9 collectively are less than EUR 100,000 (allowance / Freibetrag).

(b)	The aggregate liability of any Party for all claims under this Section 9 shall not exceed an amount of Euro 75,000,000 (Euro seventy five million).

9.7	Limitation Periods
If and to the extent that claims under this Section 9 relate to STAHL CS Germany these claims shall become time-barred six months after the assessment of the relevant Tax has become final and binding and non-appealable (formell und materiell bestandskräftig); if and to the extent that claims under this Section 9 relate to other STAHL CS Companies than STAHL CS Germany these claims shall become time-barred at the earlier of six month after after the assessment of the relevant Tax has become final and binding and non-appealable (formell und materiell bestandskräftig) and the seventh anniversary of the Closing Date provided that Sellers' claims pursuant to Section 9.3 and Section 9.4(e) become time-barred not before three months after Purchaser has informed the relevant Seller in writing about the Tax Refund or Reverse Tax Benefit.

9.8	Purchase Price Adjustments
Payments under this Section 9 constitute an adjustment of the Purchase Price.

9.9	Miscellaneous

(a)	Any economic double counting in connection with claims pursuant to this Section 9 is excluded.

(b)
Whenever in this Section 9 a reference is made to a certain legal entity (e.g. Sellers, other members of Sellers' Group, Purchaser, other member of Purchasers' Group, any of STAHL CS Companies) this reference, for the avoidance of doubt, always includes any legal successor of the referred entity (e.g. the receiving entity in a merger).

(c)
If, after Sellers have made a payment on account of a Tax Indemnification Claim to Purchaser pursuant to Section 9, or Purchaser has made an overpayment on the basis of Section 9, Purchaser shall pay to Sellers or, as the case may be, Sellers shall pay to Purchaser an amount equal to the overpayment plus an amount equal to any interest received net of any Tax thereon or, as the case may be, interest payable.

(d)
Tax for Tax assessment periods beginning before and ending after Effective Date (Straddle Period) shall be divided into a period ending on and including the Effective Date (Pre-Effective Straddle Period) and a period beginning after the Effective Date (Post-Effective Straddle Period). Tax attributable to the Pre-Effective Straddle Period shall be the Tax to which any STAHL CS Company would be liable if the Pre-Effective Straddle Period was a separate Tax assessment period (as-if assessment/als-ob Veranlagung). If and to the extent that facts and circumstances which influence the amount of Tax cannot be allocated either to the Pre-Effective Straddle Period or the Post-Effective Straddle Period, the resulting Tax from these facts and circumstances shall be allocated on a pro rata temporis basis to the Pre-Effective Straddle Period and the Post-Effective Straddle Period.

9.10	Exclusivity
Unless explicitly stated otherwise in this Agreement, Taxes are exclusively governed by this Section 9.

Section 10
Termination

10.1	Termination Rights
This Agreement may be terminated (Rücktritt) prior to the Closing by written notice to the respective other Parties (to be given within one month after the termination right has arisen) as follows:

(a)	by any Party if any competent governmental authority or court pursuant to Section 4.2(a)(iv) has prohibited the consummation of the Closing;

(b)	by any Party if

(i)	any approval pursuant to Sections 4.2(a)(i) and 4.2(a)(ii) has been finally refused or has not been obtained two Business Days prior to 30 April 2017; or

(ii)	Closing has not occurred within 3 months from the date of the approval referred to in Section 4.2(a)(i); or

(iii)	the condition in Section 4.2(a)(iii) has not been fulfilled two Business Days prior to 30 April 2017;
provided that, in case of Sections 10.1(b)(ii) and (iii), the right of termination shall not be available to a Party if

(1)
such Party fails to take any action required to be taken by such Party to fulfil the relevant Closing Condition(s) or prevents the occurrence of the respective Closing Condition otherwise, and if, to the extent applicable,

(2)	the other Party has taken, or unconditionally offers in writing to take simultaneously (Zug um Zug), any action required to be taken by such other Party to fulfil such relevant Closing Condition(s).

(c)	by any of the Sellers if Purchaser fails to make, within three Business Days after the Scheduled Closing Date, the payment referred to in Section 2.4 above.

10.2	Effects of Termination
Upon notice of termination in accordance with Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party, except that (i) any obligation of any Party for breach of this Agreement prior to the date of termination, (ii) the provisions in this Section 10.2 and Section 12 and the confidentiality agreement, dated 2 September 2016, between Purchaser’s Guarantor and Konecranes Plc("Confidentiality Agreement"), in each case survive and shall remain in full force and effect. The Parties agree that the limitation periods applicable to the confidentiality and non-solicitation provisions under such confidentiality agreement shall run again at full length from the effective date of termination of this Agreement.
Section 11
Hold Separate
Purchaser acknowledges that Sellers are likely not aware of certain confidential issues about the STAHL CS Business due to certain hold separate obligations under the Commitments. Purchaser further agrees that the Monitoring Trustee shall not be considered an agent (Erfüllungsgehilfe) or representative (Vertreter) or in any other manner a knowledge holder (Wissensvertreter) of any of Sellers.
The Parties agree that nothing contained in this Section 11 shall qualify or limit Sellers' obligations and/or liability under any Warranty (unless qualified by Sellers' Knowledge), indemnity, covenant, performance obligation or agreement contained in this Agreement, provided that Sellers shall be relieved from any information obligation vis-à-vis the Purchaser, if and to the extent, the Sellers are not aware of the respective information due to the hold separate obligations under the Commitments.

Section 12
Miscellaneous

12.1	Notices
Unless agreed otherwise, all notices, requests and other communications hereunder shall be made in writing in the English language and delivered by hand or by courier to the person at the address set forth below, or such other person or address as may be designated by the respective Party to the other Party in the same manner.
To all or any of Sellers:
Konecranes Plc
Att. Sirpa Poitsalo
Vice President, General Counsel
P.O.Box 661, Koneenkatu 8
FI-05801 Hyvinkää
Finland
with a copy to:
Hengeler Mueller Partnerschaft von Rechtsanwälten mbB
Att. Dr. Joachim Rosengarten and Dr. Andreas Hoger
Bockenheimer Landstraße 24
60323 Frankfurt am Main
Germany
To Purchaser and/or Purchaser's Guarantor:
Alan S. Korman
V.P., Corporate Development, General Counsel & Corporate Secretary
Columbus McKinnon Corporation
205 Crosspoint Parkway
Getzville, New York 14068
USA
with a copy to:
DLA Piper UK LLP
Attn.: Dr. Benjamin Parameswaran
Jungfernstieg 7
20354 Hamburg
Germany

12.2	Public Disclosure; Confidentiality
No Party shall make any press release or similar public announcement with respect to this Agreement, and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding the other Party disclosed to it in connection with this Agreement or its implementation, except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any applicable laws or the rules and regulations of any stock exchange upon which any securities of the relevant Party or any of its (direct or indirect) shareholders are listed.

12.3	Costs and Expenses

(a)
    All transfer Taxes (including real estate transfer Taxes, if any), stamp duties, fees (including notarial fees), registration duties, charges related to any regulatory requirements (including merger control proceedings) and other charges and costs payable in connection with the execution of this Agreement and the Share Transfer Agreements and the implementation of the transactions contemplated hereby shall be borne by Purchaser.

(b)	Except as set forth in subparagraph (a) above, each Party shall pay its own expenses, including the costs of its advisors, incurred in connection with this Agreement and the Share Transfer Agreements.

12.4	Entire Agreement; Amendments and Waivers; Assignments

(a)
    This Agreement (including all Exhibits hereto) contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect thereto, except for the Confidentiality Agreement which will remain in full force and effect until the Closing Date or, if this Agreement is terminated pursuant to Section 10, beyond the date of such termination.

(b)
    Any provision of this Agreement (including this Section 12.4) may be amended or waived only if such amendment or waiver is (i) by written instrument executed by all Parties and explicitly referring to this Agreement or (ii) by notarized deed, if required by law.

(c)	Except as expressly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party.

12.5	Liability

(a)
Each of Seller 1, Seller 2, Seller 3, Seller 4, Seller 5, Seller 6 and Seller 8 shall be liable only individually (einzelschuldnerisch) for all of its respective liabilities and obligations arising under or in connection with this Agreement, provided that Sellers' Guarantor shall be jointly and severally liable (gesamtschuldnerisch) for all liabilities and obligations of each of the Sellers arising under or in connection with this Agreement.

(b)
Purchaser's Guarantor shall be jointly and severally liable (gesamtschuldnerisch) with Purchaser for all liabilities and obligations of Purchaser arising under or in connection with this Agreement, and Purchaser's Guarantor hereby guarantees by way of an independent guarantee on first demand the timely payment by STAHL CS Germany of any profit under the Profit and Loss Transfer Agreement.

12.6	Governing Law; Jurisdiction; Service of Process

(a)	This Agreement shall be governed by the laws of Germany (excluding conflict of law rules and the UN Convention on the sale of goods).

(b)
    Any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled, under exclusion of any state court's competence (except for proceedings for temporary or interlocutory relief), by arbitration in accordance with the arbitration rules of Deutsche Institution für Schiedsgerichtsbarkeit e.V. (DIS), as in effect from time to time. The arbitral tribunal shall consist of three arbitrators. The chairman shall be eligible for the office of a judge in Germany. The place of arbitration shall be Frankfurt a. M. The language to be used in the arbitration proceedings shall be English, provided that no Party shall be under an obligation to provide to the arbitral tribunal English translations of any documents in the German language that are submitted for evidence purposes.

(c)
Purchaser's Guarantor hereby irrevocably authorizes Purchaser as its representative (Bevollmächtigter) for any claims, action or notices to be made by Purchaser's Guarantor under this Agreement and as agent for service of process for any claims, actions or notices rendered in connection with or under this Agreement by any other Party. The foregoing authorization can only be changed, amended or revoked with the written consent of Seller 7. Purchaser hereby accepts the foregoing appointment.

(d)
Seller 1 through Seller 6 and Seller 8 hereby irrevocably authorize Seller 7 as their representative (Bevollmächtigter) for any claims, action or notices to be made by Sellers under this Agreement and as agent for service of process for any claims, actions or notices rendered in connection with or under this Agreement by any other Party. The foregoing authorization can only be changed, amended or revoked with the written consent of Purchaser. Seller 7 hereby accepts the foregoing appointment.

12.7	Interpretation; Definitions

(a)	The Exhibits to this Agreement are an integral part of this Agreement and any reference to this Agreement includes this Agreement and the Exhibits as a whole.

(b)	The headings of the sections and subsections in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions hereof.

(c)	Terms to which a German translation has been added shall be interpreted as having the meaning assigned to them by the German translation.

(d)
Words such as "hereof", "herein" or "hereunder" refer (unless otherwise required by the context) to this Agreement as a whole and not to a specific provision of this Agreement. The term "including" shall mean "including, without limitation".

(e)	Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(f)
    For the purpose of this Agreement, a "Business Day" shall be any day other than a Saturday, Sunday or other day on which banks in Frankfurt am Main, Germany, or Helsinki, Finland, are generally closed.

(g)
Any currency conversions under or in connection with this Agreement shall be determined using the following exchange rates: (i) the European Central Bank fixing rates which are published both by electronic market information providers (e.g. Reuters page ECB37) and on the ECB's website www.ecb.int shortly after 2.15 p.m. CET, as the case may be, on the relevant date, or (ii) in the event that such rates are not published on the relevant date, the rates published on the latest day before the relevant date for which such rates are published, or (iii) if the European Central Bank generally does not publish exchange rates for a certain currency, the rates published on the electronic market information provider Thomson Reuters for the relevant date at 2.15 p.m. CET, as the case may be, or the latest day before the relevant date for which such rates are published, whatever the case may be ((i) through (iii) herein "Exchange Rates").

12.8	Severability
Should any provision of this Agreement, or any provision incorporated into this Agreement in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply: (i) if the Parties have unintentionally failed to address a certain matter in this Agreement (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to what the Parties, in the light of the intent and purpose of this Agreement, would have agreed upon if they had considered the matter; or (ii) if any provision of this Agreement is invalid because of the scope of any time period or performance stipulated herein; in this case a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance.

The notary has informed the Parties that he does not give advice on foreign (i.e. other than German) corporate law. As a consequence, the notary does not take on responsibility for the effectiveness of the share transfers provided for in Exhibits 1.3 (b) through 1.3 (h).

/s/ Juha Markus Vanhanen
Mr. Juha Markus Vanhanen
Konecranes Finance Oy

/s/ Dr. Christoph Maximillian Cloystermeyer
Dr. Christoph Maximillian Cloystermeyer
Konecranes Holding GmbH

/s/ Jan Haller
Jan Haller
Konecranes Finland Oy
KCI Holding France, S.A.
Konecranes Holding B.V.
KCI Holding UK Limited
KCI Holding USA Inc.
KCI Cranes Holding (Singapore) Pte. Ltd

/s/ Dr. Benjamin Parameswaran
Dr. Benjamin Parameswaran
Columbus McKinnon Dutch Holding 3 B.V.
Columbus McKinnon Corporation

EXHIBIT 2.1 (b)

1. Sold Shares	2. Purchase Price Allocation (in %)	3. Amount as per column 2 to be paid in accordance with the split set forth below to the respective Seller set forth below in the currency indicated
German Shares	91.90%	100%	Seller 1	EUR
Portuguese Shares	1%	26%	Seller 2	EUR
		74%	Seller 4	EUR
French Shares	1%	100%	Seller 3	EUR
Spanish Shares	1%	100%	Seller 4	EUR
UK Shares	2%	100%	Seller 5	EUR
US Shares	2%	100%	Seller 6	EUR
Indian Shares	0.1%	0.01%	Seller 7	EUR
		99.99%	Seller 8	EUR
Singapore Shares	1	100%	Seller 8	EUR